Exhibit 2.1

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT is made and entered into as of July 5, 2017, by and among Brooks Automation, Inc., a corporation incorporated under the laws of the State of Delaware (“Buyer”), Pacific Bio-Material Management, Inc., a corporation incorporated under the laws of the State of California (“PBMMI”), Novare, LLC, a limited liability company formed under the laws of the State of North Carolina (“Novare” and together with PBMMI, the “Sellers” with each a “Seller”), and Michael Lebbin, an individual (the “Stockholder”).

RECITALS:

WHEREAS, The Sellers carry on the Business, as defined below; and

WHEREAS, the Sellers have agreed to sell to Buyer and Buyer has agreed to purchase from the Sellers substantially all of the assets of and relating to the Business, on the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants, representations and warranties contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the Parties agree as follows:

ARTICLE I PURCHASE AND SALE OF ASSETS OF SELLERS

1.1 Purchase and Sale of Purchased Assets.  Subject to the terms and provisions of this Agreement, the Sellers hereby agree to sell, transfer, assign, convey and deliver to Buyer, and Buyer hereby agrees to purchase and accept assignment of the Purchased Assets, free and clear of any and all Encumbrances (other than Permitted Encumbrances); all in consideration of the Purchase Price and with the intention that the Business shall be transferred to Buyer as a going concern.

1.2 Transfer and Delivery of Purchased Assets.  The Sellers hereby agree to deliver to Buyer, at the Closing, the Bill of Sale, the Assignment and Assumption Agreement, and the IP Assignment Agreement, and thereafter any other documents, instruments of transfer or consents as may be reasonably requested by Buyer to effectively transfer to Buyer the Purchased Assets, and hereby deliver up to Buyer possession of the Purchased Assets, free and clear of all Encumbrances (other than any Permitted Encumbrances).

1.3 Assumed Liabilities.  At the Closing, Buyer shall assume and become responsible for all liabilities and obligations of each Seller arising out of or relating to the Business or the Purchased Assets, except for the Excluded Liabilities (collectively, the “Assumed Liabilities”).

1.4 Excluded Liabilities.  The Sellers shall retain, and shall be responsible for paying, performing and discharging when due, and Buyer shall not assume or have any responsibility for (collectively, the “Excluded Liabilities”):

(a) any liabilities or obligations in respect of Taxes for which the Sellers are liable pursuant to Section 5.13;

(b) any liabilities or obligations for salary, bonus, vacation pay, severance payments, damages for wrongful dismissal and other compensation and all liabilities, including under any and all Employee Plans, and all related costs, in each case relating to employment of Employees that are not Transferred Employees prior to the Closing Date;

(c) any liabilities or obligations relating to or arising from the Novare Reorganization (including any Indebtedness related thereto);
(d) any liabilities or obligations relating to or arising from paragraph 5 of the PBMMI Services Agreement;
(e) any liabilities or obligations relating to or arising from the Excluded Assets at any time;
(f) Indebtedness of either Seller;
(g) Seller Transaction Expenses not satisfied at or prior to the Closing;
(h) any liability or obligation required to be disclosed under Section 3.7 hereof and is not so disclosed;
(i) intercompany payables between PBMMI and Novare;
(j) payments owing to Stockholder, other than in connection with his employment by PBMMI and/or Novare that are payable by Buyer pursuant to Section 5.11(c); and
(k) any liabilities or obligations relating to profits interest (whether embodied in a plan, agreement, or otherwise) in either of the Sellers.
1.5 Consents of Third Parties.

(a) Notwithstanding anything in this Agreement or in any agreement contemplated hereby (each, a “Related Agreement”) to the contrary, neither this Agreement nor any such Related Agreement shall constitute an agreement to assign or otherwise transfer, or require Buyer to assume any obligations under, any Assigned Contract if an attempted assignment or transfer thereof would, without the consent of a third party to such assignment or transfer, constitute a breach thereof, would be ineffective, would affect adversely the rights of Buyer thereunder or would violate any Law.  Buyer shall use commercially reasonable efforts to obtain any such required consents following the Closing, and Seller shall provide reasonable cooperation to Buyer in seeking to obtain any such consent.  Buyer shall be responsible for all costs or expenses to obtain any such consents or approvals.

(b) The Sellers shall cooperate with Buyer in any reasonable arrangement designed to provide for Buyer all of the benefits of, and to have Buyer assume the burdens,

liabilities, obligations and expenses expressly assumed by Buyer hereunder with respect to, such Assigned Contract.  In such event, until such consent has been obtained, (i) Buyer shall use commercially reasonable efforts to perform in the Sellers’ names, at the Buyer’s expense and, in respect of the incremental costs incurred by Buyer in performing in the Sellers’ names, all of the Sellers’ obligations with respect to each Assigned Contract; provided,  however, that the Sellers shall not be required to take any action in performing such obligations which, in Buyer’s reasonable judgment, would subject Buyer to any liability or an unreasonable risk of incurring any such liability and (ii) the Sellers shall take all actions reasonably requested by Buyer to enforce for the benefit of Buyer any and all rights of the Sellers with respect to any such Assigned Contract.

(c) The Sellers each hereby authorize Buyer to perform all of its obligations after the Closing with respect to all Assigned Contracts and the Sellers each hereby grant to Buyer a power of attorney to act in the name of the Sellers with respect thereto.  Such power of attorney shall be coupled with an interest and shall be irrevocable.  The Sellers agree to remit promptly to Buyer all collections or payments received by the Sellers in respect of all such Assigned Contracts, and shall hold all such collections or payments in trust for the benefit of, and promptly pay the same over to, the Buyer; provided,  however, that nothing herein shall create or provide any rights or benefits in or to third parties.

ARTICLE II CONSIDERATION

2.1 Consideration.  At the Closing and as consideration for the sale of the Purchased Assets to Buyer by Sellers, Buyer shall, in addition to assuming the Assumed Liabilities, pay to Sellers, by wire transfer of immediately available funds to an account(s) designated by Sellers, an amount equal to Thirty-Three Million Dollars ($33,000,000), subject to adjustment in accordance with Section 2.4 (the “Cash Consideration”).  The assumption of Assumed Liabilities and the Cash Consideration shall be collectively referred to as the “Purchase Price.”

2.2 Payment of Purchase Price.  Buyer shall satisfy the Purchase Price at Closing by paying the Cash Consideration by wire transfer of immediately available funds as follows:  (a) first, to such account or accounts as are specified to Buyer in writing in accordance with instructions provided to Sellers by the holders of the Indebtedness of the Sellers as of the Closing, the aggregate amount necessary to satisfy and extinguish all such Indebtedness (excluding Indebtedness relating to the Novare Reorganization); (b) second, to such account or accounts as Sellers specify to Buyer in writing not fewer than two (2) Business Days prior to the scheduled Closing Date, the aggregate amount required to pay and satisfy in full all Seller Transaction Expenses; (c) third, to such account maintained by the Escrow Agent, on behalf of Sellers, the Escrow Amount for deposit pursuant to the Escrow Agreement; (d) fourth, to such account maintained by the Escrow Agent, on behalf of Sellers, Four Hundred Thousand Dollars ($400,000),  representing the aggregate amount necessary to satisfy and extinguish all obligations relating to or arising out of the Novare Reorganization, as set forth under Section 2.2 of the Seller Disclosure Schedule for deposit pursuant to the Escrow Agreement; and (e) fifth, after payment of the amounts specified in clause (a) through (d), the remainder of the Cash Consideration shall be paid to the account designated in writing by the Sellers to Buyer not fewer than two (2) Business Days prior to the scheduled Closing Date (such remaining amount, the “Closing Payment”).

2.3 The Closing.  The Closing will take place at the offices of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. in Boston, Massachusetts,  within two (2) Business Days following the satisfaction of the conditions set forth in Sections 6.1 and 6.2 which can be satisfied prior to Closing, or on such other date or in such other manner as is mutually agreed upon by Buyer, the Sellers and the Stockholder.

2.4 Estimated Purchase Price.  No later than two (2) Business Days prior to the Closing Date, the Sellers shall jointly cause to be prepared and delivered to Buyer a certificate (which shall be subject to review and approval of Buyer) of an officer of each Seller, setting forth their good faith estimate as of the Closing of the (i) Working Capital, (ii) the Indebtedness of each Seller, (iii) the Seller Transaction Expenses and (iv) the Closing Payment payable to each Seller, together with directions specifying the account to which such payment shall be made (such certificate, the “Closing Certificate”).  For the purposes of making payments under Section 2.1 at the Closing, the Cash Consideration shall be increased or decreased, as applicable, by the amount by which the estimated Working Capital is respectively greater than or less than the Working Capital Target.

2.5 Working Capital Statement.  As promptly as possible and in any event within ninety (90) days after the Closing Date, Buyer will prepare or cause to be prepared, and will provide to PBMMI a written statement setting forth in reasonable detail its determination of the Working Capital as of the Closing (the “Working Capital Statement”).

2.6 Dispute Notice.  The Working Capital Statement will be final, conclusive and binding on the Parties unless PBMMI provides a written notice (a “Dispute Notice”) to Buyer no later than the twentieth (20th) day after delivery of the Working Capital Statement setting forth in reasonable detail (a) any item on the Working Capital Statement which PBMMI believes has not been prepared in accordance with the Accounting Principles and (b) the correct amount of such item in accordance with the Accounting Principles.  Any item or amount to which no dispute is raised in the Dispute Notice will be final, conclusive and binding on the Parties.  Buyer and PBMMI will attempt to resolve the matters raised in a Dispute Notice in good faith.  Ten (10) Business Days after delivery of the Dispute Notice, either Buyer or PBMMI may provide written notice to the other that it elects to submit the disputed items to a nationally recognized independent accounting firm mutually agreed upon by Buyer and PBMMI (the “Working Capital Referee”).  The Working Capital Referee will promptly review only those items and amounts specifically set forth and objected to in the Dispute Notice and resolve the dispute with respect to each such specific item and amount in accordance with the Accounting Principles; provided,  however, that the Working Capital Referee shall not assign a value to any item greater than the greatest value for such item, or lower than the lowest value of such item, claimed in any notice of disagreement presented to the such Working Capital Referee pursuant hereto.  The fees and expenses of the Working Capital Referee will be shared equally by PBMMI and Buyer, and the decision of the Working Capital Referee with respect to the items of the Working Capital Statement submitted to it will be final, conclusive and binding on the Parties.  Each of the Parties to this Agreement agrees to use its commercially reasonable efforts to cooperate with the

Working Capital Referee and to cause the Working Capital Referee to resolve any dispute no later than thirty (30) Business Days after selection of the Working Capital Referee.

2.7 Payment of Purchase Price Adjustment.  Promptly, and in any event no later than the fifth (5th) Business Day after final determination of the Working Capital in accordance with Section 2.6:  (a) if the final Working Capital exceeds the estimated Working Capital set forth in the Closing Certificate, then Buyer will pay such excess amount to PBMMI by wire transfer of immediately available funds; and (b) if the final Working Capital is less than the estimated Working Capital set forth in the Closing Certificate, then an amount equal to such shortfall will be paid to Buyer in accordance with the terms of the Escrow Agreement (and if such shortfall exceeds the escrowed funds thereunder, then PBMMI (on behalf of Sellers) shall pay (or cause to be paid) such excess to Buyer by wire transfer of immediately available funds).

2.8 Allocation of Purchase Price.  The Parties agree to allocate the Purchase Price among the Purchased Assets for all purposes (including financial accounting and Tax purposes) in accordance with the provisions of Schedule 2.8, which shall be prepared in a manner consistent with the allocation method required by Section 1060 of the Code and the applicable Treasury Regulations thereunder.  The Parties agree to take no position, and to cause their Affiliates to take no position, inconsistent with such allocation on any Tax Return or in any proceeding before any Governmental Authority or otherwise, and to prepare and file their respective Tax Returns in a manner consistent with such allocation.  In the event that such allocation is disputed by any Governmental Authority, the Party receiving notice of the dispute shall promptly notify the other Parties and shall consult with them prior to making any resolution of the dispute.  To the extent that disclosures of such allocation are required to be made by a Party to the United States Internal Revenue Service (“IRS”) or any other Governmental Authority, such Party shall disclose such reports to the other Party prior to such disclosure.  The Parties will each timely file a Form 8594 with the IRS reflecting such allocation in accordance with the foregoing requirements.

2.9 Withholding.  Buyer will be entitled to deduct and withhold, or cause the Escrow Agent to deduct and withhold, from any amounts payable pursuant to this Agreement any withholding Taxes or other amounts required under the Code or any Law to be deducted and withheld.  To the extent that any such amounts are so deducted or withheld, such amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE SELLERS AND STOCKHOLDER

Each of the Sellers and the Stockholder, jointly and severally, represent and warrant to Buyer as follows:

3.1 Incorporation and Corporate Power

(a) PBMMI is a corporation duly incorporated, validly existing and in good standing under the laws of the State of California and Novare is a limited liability company duly formed, validly existing and in good standing under the laws of the State of North Carolina.

Each of the Sellers has all necessary corporate power, authority and capacity to enter into this Agreement, to carry out the obligations under this Agreement, to own its assets and to carry on the Business as presently conducted.  Each of the Sellers is duly qualified to transact business as a foreign corporation or foreign limited liability company (as applicable) and is in good standing in each jurisdiction where the ownership or operation of the Purchased Assets or the Business requires such qualification, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect.

(b) True, correct and complete copies of each of (i) the Sellers’ Governing Documents of each of the Sellers, as amended and in effect on the date hereof, and (ii) the minute books of each of the Sellers, have been previously delivered to Buyer.  The Sellers are in compliance with, and not in default or violation of, the Sellers’ Governing Documents.

3.2 Subsidiaries.  PBMMI does not have any Subsidiaries, and, except for the Novare Equity, PBMMI does not have any ownership or equity interest in any other Person.  Novare does not have any Subsidiaries nor any ownership or equity interest in any other Person.  Except as set forth in Section 3.2 of the Seller Disclosure Schedule, as of the Closing, PBMMI is the only Person with any ownership or equity interest in Novare.

3.3 Due Authorization and Enforceability of Obligations.  Each of the Sellers has the corporate power and authority to own, hold, lease and operate its properties and assets and to carry on the Business as currently conducted.  The Sellers and the Stockholder have the full legal right, power and authority to execute, deliver and perform this Agreement and consummate the transactions contemplated by this Agreement.  The execution, delivery and performance of this Agreement and each of the other documents to be executed and delivered by the Sellers and the Stockholder pursuant to this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized and approved by all necessary corporate or company action on the part of the Sellers, and no other action on the part of the Sellers or the Stockholder is necessary in order to give effect thereto.  This Agreement and each of the other documents to be executed and delivered by the Sellers and the Stockholder pursuant to this Agreement have been duly executed and delivered by, and constitute the legal, valid and binding obligations of the Sellers and the Stockholder, as the case may be, enforceable against the Sellers and the Stockholder, as the case may be, in accordance with their terms, except as may be limited by, (a) applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance, debtor and creditor, and similar Laws which relate to or affect creditors’ rights generally, and (b) general principles of equity (including, concepts of materiality, reasonableness, good faith and fair dealing) regardless of whether considered in a proceeding in equity or at law.

3.4 Absence of Conflicting Agreements.  Neither Seller nor the Stockholder is a party to, bound or affected by or subject to any: indenture, mortgage, lease, agreement, obligation or instrument; charter, by-laws or operating agreement; Contracts; other instrument or obligation to which any Seller or the Stockholder is a party or by which any Seller or the Stockholder or their properties are bound or affected; or Laws or Governmental Authorizations, that would be violated, breached by, require consent, or under which default, impairment, termination, amendment, acceleration or cancellation would occur or an Encumbrance would, or with notice or the passage of time would, be created as a result of (a) the execution and delivery of, or the performance of obligations under, this Agreement or any other agreement to be entered into under the terms of this Agreement by the Sellers and the Stockholder or (b) the consummation by the Sellers and the Stockholder of the transactions contemplated by this Agreement and any other agreement to be entered into under the terms of this Agreement.

3.5 Regulatory Approvals.  No approval, Order, authorization, licenses, Permits, certificates, registrations, consent of, action by, filing with or notification to any Governmental Authority is required on the part of the Sellers or the Stockholder, in connection with the execution, delivery and performance of this Agreement or any other documents and agreements to be delivered under this Agreement or the performance of the Sellers’ and the Stockholder’ obligations under this Agreement or any other documents and agreements to be delivered under this Agreement.

3.6 Financial Statements

(a) The Financial Statements have not been prepared in accordance with GAAP.  The Financial Statements present fully, fairly and accurately the assets, liabilities and financial condition of the Sellers as of their respective dates and the results of each of its operations and the changes in its financial position for the period(s) then ended; accurately reflect all transactions of the Business; are in accordance with the Books and Records; contain and reflect all necessary adjustments for a fair presentation of the results of operations and the financial condition of the Business for the period(s) covered thereby; and contain and reflect adequate provision or allowance for all known liabilities, expenses and losses of the Sellers relating to the Purchased Assets and the Business.

(b) Each of the Sellers maintain systems of internal accounting and financial reporting controls reasonably designed to ensure that:  (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit the preparation of financial statements and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences.  The Sellers have delivered to the Buyer:  (a) a true and complete copy of any disclosure by any representative of any of the Sellers relating to any material weaknesses in internal controls and any significant deficiencies in the design or operation of internal controls that would adversely affect the ability of any of the Sellers to record, process, summarize and report financial data and (b) all material reports and other documents concerning internal controls.  To the Sellers’ knowledge, there have not been any fraud or whistle-blower allegations, whether or not material, that involve the Stockholder or management or other Employees or consultants who have or had a significant role in the internal control over financial reporting of the Sellers.

(c) There are no “off-balance-sheet arrangements” (within the meaning of Item 303 of Regulation S-K promulgated by the SEC) with respect to the Sellers.

(d) The Sellers have no liabilities in respect of Indebtedness except as set forth on Section 3.6(d) of the Seller Disclosure Schedule.  For each such item of Indebtedness, Section 3.6(d) of the Seller Disclosure Schedule correctly sets forth the debtor, the principal amount of the Indebtedness as the date of this Agreement, the creditor, the maturity date, and the collateral, if any, securing the Indebtedness. Neither Seller has any liability in respect of a guarantee of any liability of any other Person.

3.7 Absence of Undisclosed Liabilities.  The Sellers have no liabilities or obligations (whether accrued, absolute, contingent or otherwise), which continue to be outstanding, except:  (i) as disclosed in the Financial Statements or Seller Disclosure Schedule, (ii) liabilities which have arisen in the ordinary course of business consistent with past practices since March 31, 2017; or (iii) liabilities incurred by the Sellers in connection with the transactions contemplated by this Agreement.  Except as expressly contemplated in the preceding sentence, the Sellers do not know of, and have no reason to know of, any basis for the assertion against any of the Sellers or the Stockholder with respect to the Business, or any of the Purchased Assets, of any liability or obligation.

3.8 Absence of Changes and Unusual Transactions. Except as expressly contemplated by this Agreement or as set forth on Section 3.8 of the Seller Disclosure Schedule, from and after March 31, 2017:

(a) there has not been any change in the financial condition, operations, working capital, assets, or liabilities of the Business or the Purchased Assets other than changes in the ordinary course of business consistent with past practice, none of which, individually or in the aggregate, has had a Material Adverse Effect;

(b) there has not been any damage, destruction, loss, labor dispute, organizing drive, application for certification or other event, development or condition of any character (whether or not covered by insurance) materially and adversely affecting, individually or in the aggregate, the business, condition (financial or otherwise), operations, assets, or properties of the Business;

(c) the Sellers have not transferred, assigned, leased, licensed, sold or otherwise disposed of any of the assets used in the Business, including Purchased Assets, or cancelled any debts or entitlements except in the ordinary course of business consistent with past practices;

(d) the Sellers have not borrowed money or incurred or become subject to any liabilities, discharged or satisfied any Encumbrance, or paid any obligation or liability (fixed or contingent) relating to the Business in an aggregate amount exceeding $100,000, other than current obligations and liabilities included in the Financial Statements or incurred in the ordinary course of business consistent with past practices;

(e) the Sellers have not suffered any loss (including loss of a major customer or cancellation of any material order or the threat thereof or casualty loss or damage with respect to any of the Purchased Assets (whether or not covered by insurance), waived or omitted to take any action in respect of any rights, or entered into any commitment or transaction not in the ordinary course of business consistent with past practice where such loss, rights, commitment or transaction is or would be material in relation to the Purchased Assets or the Business;

(f) except in the ordinary course of business consistent with past practices, the Sellers have not granted any bonuses, severance or termination pay, whether monetary or otherwise, or made, or promised to make, any increases in general wage or salary, bonus or other benefits payable in respect of Employees, directors, managers, or individuals providing services to the Sellers, entered into any employment, deferred compensation, change in control or other similar agreement (or any amendment to any such existing agreement) with any Employee, officer or individual providing services to the Sellers, or entered into, adopted or amended any Employee Plan, or changed the terms of employment for any Employee or entered into a contract with any Employee;

(g) the Sellers have not, relating to the Business, hired or dismissed any senior Employees;

(h) the Sellers have not, except as disclosed as a Permitted Encumbrance, created or permitted to exist any Encumbrance affecting any of the Purchased Assets, whether tangible or intangible or the Business, which would have a Material Adverse Effect;

(i) the Sellers have not made any material change in the Business or operations of the Business or in the manner of conducting the Business (including the manner of billing of, or the credit lines made available to, any customers of the Business) which has had a Material Adverse Effect;

(j) the Sellers have not granted any assignment, license, sublicense, transfer or termination of any rights under or with respect to any Seller Intellectual Property, other than in the ordinary course of business consistent with past practices, or permitted to lapse or abandon any Seller Intellectual Property (or any registration or grant therefor or any application relating thereto);

(k) other than in the ordinary course of business consistent with past practices, the Sellers have not (i) collected Accounts Receivable at a discount, or (ii) accepted cash for more than the first year of a multi-year support or services contract;

(l) the Sellers have not paid or extended Accounts Payable later than in the ordinary course of business consistent with past practices except with the consent of the payee;

(m) the Sellers have not received payment from a customer (i) for third party equipment that has not been delivered to the customer or not paid for in full by the Sellers to the third party vendor, or (ii) for third party services that have not been performed or not paid for in full by the Sellers to the third party provider;

(n) the Sellers have not written off, written down or written up the value of any Accounts Receivable or revalued any Purchased Assets other than in the ordinary course of business consistent with past practice;

(o) the Sellers have not made any material change in any method of accounting or accounting practice or policy;
(p) the Sellers have not amended, terminated, extended, cancelled or compromised any material Claims of the Sellers or waived any other rights of substantial value to the Sellers;

(q) the Sellers have not made any loan, advance or capital contribution to or investment in, or guaranteed any Indebtedness of or otherwise incurred any Indebtedness on behalf of, any Person other than loans or advances to Employees made in the ordinary course of business consistent with past practice;

(r) the Sellers have not instituted or settled any Claims except in the ordinary course of business consistent with past practices;
(s) the Sellers have not made any single capital expenditure or commitment therefor in excess of $50,000, or aggregate capital expenditures or commitments therefor in excess of $250,000;
(t) the Sellers have not entered into any material joint venture, partnership or similar arrangement;

(u) the Sellers have not made or changed any Tax election, changed an annual accounting period, adopted or changed any accounting method, filed any amended Tax Returns, entered into any closing agreement, settled or consented to any Claims with respect to Taxes, settled or compromised any Tax liability or consented to any extension or waiver of the limitation period applicable to any Claims with respect to Taxes;

(v) to Sellers’ knowledge, the Sellers have not failed to pay any creditor any material amount owed to such creditor when due;

(w) the Sellers have not entered into any agreement, arrangement or transaction with any of its directors, managers, officers, Employees, stockholders or members (or with any relative, beneficiary, spouse or Affiliate of any such Person) other than as provided for in any written agreements that have been provided to the Buyer;

(x) the Sellers have not terminated, discontinued, closed or disposed of any plant, facility or other business operation, or laid off any Employees (other than layoffs of less than five (5) Employees in any six‑month period) or implemented any early retirement, separation or program providing early retirement benefits or announced or planned any such action or program for the future except in the ordinary course of business consistent with past practices;

(y) the Sellers have not entered into or committed to enter into any material transaction in connection with the Business except in the ordinary course of business consistent with past practices;

(z) to Sellers’ knowledge, the Sellers have not allowed any Permit that was issued or relates to the Sellers or otherwise relates to the Business to lapse or terminate, or failed to renew or replace any insurance policy or Permit that is scheduled to terminate or expire within forty five (45) days after the Closing Date;

(aa) the Sellers have not failed to maintain the property and equipment used in the Business in good repair and operating condition, ordinary wear and tear excepted, except where the failure would not have a Material Adverse Effect;

(bb) the Sellers have not amended, modified or consented to the termination of any Material Contract or the Sellers’ rights thereunder;
(cc) other than as disclosed to the Buyer, the Sellers have not amended or restated Seller’s Governing Documents;

(dd) the Sellers have not taken, or failed to take, any action which could reasonably be expected to prevent, hinder or materially delay the ability of the Sellers to consummate the transactions contemplated by this Agreement;

(ee) the Sellers have not taken any action that would have required notification to be provided to the Buyer pursuant to Section 5.5 had such action or event occurred after the date hereof and prior to the closing;

(ff) there has not occurred a Material Adverse Effect; or

(gg) the Sellers have not agreed, whether in writing or otherwise, to take any of the actions specified in this Section 3.8 or entered into any commitment to effect any of the actions specified in this Section 3.8, except as expressly contemplated by this Agreement or any other documents and agreements to be delivered under this Agreement.

3.9 Non-Arm’s Length Transactions and Certain Interests.  Except as set forth on Section 3.9 of the Seller Disclosure Schedule, to Sellers’ knowledge, no director, manager, officer, former director, former manager, former officer, shareholder, member or Employee of, or any other Person not dealing at arm’s length with the Sellers are (a) engaged in any transaction or arrangement with or is a party to a Contract with, or has any Indebtedness, liability or obligation to, the Sellers relating to the Business or the Purchased Assets, except for employment arrangements with Employees, (b) has any direct or indirect financial interest in any competitor, supplier or customer of the Sellers, or (c) owns, directly or indirectly, in whole or in part, or has any other interest in any tangible or intangible property which the Sellers use or have used in the conduct of the Business or otherwise, including in any Purchased Asset or Assumed Liability.

3.10 Title to and Location of Assets.

(a) The Sellers and Stockholder are the sole legal and beneficial owner and (where its interests are registered) the sole registered owner of the Purchased Assets with good and valid title, free and clear of all Encumbrances other than Permitted Encumbrances and is exclusively entitled to possess and dispose of the same without penalty or other adverse consequences (subject only, in the case of Contracts or Governmental Authorizations, to the necessity of obtaining consents to their assignment).  Following the consummation of the transactions contemplated by this Agreement, Buyer will own, with good, valid and marketable title, or lease, under valid and subsisting leases, or otherwise acquire the interests of the Sellers in the Purchased Assets, free and clear of all Encumbrances, except Permitted Encumbrances, and without incurring any penalty or other adverse consequence.  Section 3.10(a) of the Seller Disclosure Schedule contains a complete list of all Permitted Encumbrances.  There has been no assignment, subletting or granting of any license (of occupation or otherwise) of or in respect of any of the Purchased Assets or any granting of any agreement or right capable of becoming an agreement or option for the purchase of any of the Purchased Assets other than pursuant to the provisions of, or as disclosed in, this Agreement or pursuant to purchase orders accepted by the Sellers in the ordinary course of business consistent with past practice.

(b) Section 3.10(b) of the Seller Disclosure Schedule contains a complete list of all Fixed Assets, including their location.

3.11 Sufficiency of Assets.  The Purchased Assets constitute all of the assets (except for the Excluded Assets) necessary for the continued conduct of the Business by the Buyer in substantially the same manner as conducted by the Sellers immediately prior to the Closing.  The Purchased Assets and the Excluded Assets constitute all of the assets, of any nature whatsoever, of the Sellers necessary to conduct the Business as currently conducted.  The Sellers have caused the Purchased Assets to be maintained, in all material respects, in accordance with good business practice, and all the Purchased Assets are in reasonably good operating condition and repair and are suitable for the purposes for which they are used and intended to be used.

3.12 Business in Compliance with Law.  The operation of the Business have been and are now conducted in compliance with, and is not in default or violation of, all Laws, Orders and other requirements applicable to it or by which any of its assets or properties are bound or affected, except where the failure to be in compliance would not have a Material Adverse Effect.    The Sellers are not subject to any Order that adversely affects, individually or in the aggregate, the Business, or its operations, properties, assets or condition (financial or otherwise).  The Sellers have not received any written notice or to Sellers’ knowledge other communication from any Governmental Authority or other Person regarding any action, alleged, possible or potential breach, violation of or non-compliance with of any such Laws or any Order to which the Sellers, the Business or any of the Purchased Assets is or has been subject.

3.13 Governmental Authorizations.  The Governmental Authorizations listed in Section 3.13 of the Seller Disclosure Schedule are all the authorizations required by the Sellers to carry on the Business in compliance with all Laws and to execute, deliver and perform this Agreement and to consummate the transactions contemplated by this Agreement.  To Sellers’ knowledge, the Governmental Authorizations are in full force and effect in accordance with their terms, and there have been no violations of such Governmental Authorizations, no proceedings are pending or threatened, which could result in their revocation or limitation and all steps have been taken and filings made on a timely basis with respect to each Governmental Authorization and its renewal.

3.14 Restrictive Covenants.  The Sellers are not party to or bound or affected by any agreement, arrangement, undertaking or other understanding (whether written or oral):  (a) limiting the freedom of the Sellers to compete in any line of business or any geographic area, acquire goods or services from any supplier, establish the prices at which it may sell any goods or services, sell goods or services to any customer or potential customer, or transfer or move any of its assets or operations; (b) which materially and adversely affects the business practices, operations or financial condition of the Business or the continued operation of the Business after the Closing as currently carried on; or (c) which will be binding on Buyer or any of Buyer’s Affiliates after the Closing other than as contemplated by this Agreement.

3.15 Real Property.  With the exception of the Leased Property, the Sellers do not own or lease, sublease, license, or sublicense and have not agreed to acquire or lease, sublease, license, or sublicense any real property or interest in real property.  The Sellers have provided a true, correct and complete copy of all of the Leases to Buyer.  With respect to each such Lease:

(a) such Lease is legal, valid, binding, enforceable and in full force and effect and represents the entire agreement between the respective landlord and tenant with respect to such property;

(b) such Lease will not cease to be legal, valid, binding, enforceable and in full force and effect on terms identical to those currently in effect as a result of the consummation of the transactions contemplated by this Agreement, nor will the consummation of the transactions contemplated by this Agreement constitute a breach or default under such Lease or otherwise give the landlord a right to terminate such Lease;

(c) with respect to such Lease (i) the Sellers have not received any notice of cancellation or termination under such Lease and no lessor has any right of termination or cancellation under such Lease except in connection with the default of the Sellers thereunder, (ii) the Sellers have not received any notice of a breach or default under such Lease, which breach or default has not been cured and (iii) the Sellers have not granted to any other Person any rights, adverse or otherwise, under such Lease; and

(d) neither of the Sellers, nor, to the knowledge of the Sellers, any other party to such Lease, is in breach or default in any material respect, and, to the knowledge of the Sellers, no event has occurred that, with notice or lapse of time would constitute such a breach or default or permit termination, modification or acceleration under such Lease.

3.16 Environmental, Health and Safety Matters.  Except as set forth on Section 3.16 of the Seller Disclosure Schedule, to Sellers’ knowledge, the operations of Sellers with respect to the Business and the Purchased Assets are in compliance with all Environmental, Health and Safety Requirements.  To Sellers’ knowledge, Sellers’ operations with respect to the Business and the Purchased Assets are not subject to any pending or threatened litigation and administrative actions or claims alleging liability under any Environmental, Health and Safety Requirement, nor to the knowledge of the Sellers are there any facts or circumstances which would give rise to such actions or claims or to any common law or statutory liability, based on or resulting from the Sellers’ or their respective agents’ manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, or release into the environment, of any Hazardous Substance.    The Sellers have not received any written, or to Sellers’ knowledge, oral, notice or report regarding any actual or alleged violation of Environmental, Health and Safety Requirements, or any liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), with respect to such requirements including any investigatory, remedial or corrective action obligations, relating to the Sellers or the Business and the Purchased Assets arising under Environmental, Health and Safety Requirements.

3.17 Employment Matters.

(a) Section 3.17(a) of the Seller Disclosure Schedule sets forth a complete list of the Sellers’ respective Employees and contractors as of the Closing, and identifies any such individual currently on leave in excess of eight (8) days, together with their titles, service dates, severance and other termination benefits (including, for each, the dollar value thereof), accrued vacation and paid time off (including, for each, the dollar value thereof), and any other material terms of employment necessary for Buyer to fulfill its obligations under Section 5.11(d) of this Agreement.  Except as disclosed in Section 3.17(a) of the Seller Disclosure Schedule, (i) all Employees are employed on an “at will” basis and are eligible to work lawfully in the United States, (ii) no Employee is on short-term or long-term disability leave, parental leave, or extended absence, and (iii) the Sellers are not bound by any Contracts of employment which are not terminable on the giving of reasonable notice in accordance with Law, nor are there any management agreements, retention bonuses or Contracts providing for cash or other compensation or benefits upon the consummation of the transactions contemplated by this Agreement.  Except as disclosed in Section 3.17(a) of the Seller Disclosure Schedule, the Sellers are not party to, or bound by, nor do the Sellers have any liability or contingent liability with respect to any employment policies or benefit or pension plans, whether written or unwritten, funded or unfunded, or formal or informal.

(b) The Sellers are not party to or bound by any collective bargaining agreement or other agreement with a labor organization representing any of the Employees.  Except as set forth in Section 3.17(b) of the Seller Disclosure Schedule, to Sellers’ knowledge there has not been any strike, grievance, collective bargaining activity, or other similar labor activity or dispute affecting Sellers or any Employees.  No union or other labor organization is certified to represent the Employees.  The Sellers have no knowledge of any organizational effort presently being made or threatened by or on behalf of any Employee or any labor union with respect to Employees of the Sellers.

(c) The Sellers have complied with all Laws pertaining to employment and employment practices to the extent they relate to the Employees, including, payment of income and payroll Taxes, payment of wages, worker classification, overtime and minimum wage requirements, occupational safety and health or unlawful discrimination, except to the extent non-compliance would not result in a Material Adverse Effect.

(d) There are no labor and/or employment disputes, lawsuits, employee grievances or disciplinary actions or investigations pending or, to the knowledge of the Sellers, threatened, against or involving the Sellers by any of their current or former Employees or by any Governmental Authority.

3.18 Employee Plans.

(a) Section 3.18(a) of the Seller Disclosure Schedule contains a complete and accurate list of all Employee Plans.  Except as set forth in Section 3.18(a) of the Seller Disclosure Schedule, no Employee Plan is (i) a “multiple employer welfare arrangement,” as defined in Section 2(40) of Employee Retirement Income Security Act of 1974, as amended (“ERISA”); (ii) any Employee Plan intended to be qualified under Section 401(a) of the Code; or

(iii) any Employee Plan that provides post-employment or retiree life insurance, health benefits or other employee welfare benefits to any Employee for any reason after such Employee’s termination of service with the Sellers, except as may be required by Laws.  Except as otherwise provided in the Employee Plan, each Employee Plan can be amended, terminated or otherwise discontinued after the Closing Date in accordance with its terms, without material liability to the Sellers or Buyer other than ordinary administration expenses typically incurred in a termination event and any benefits or payments provided in the ordinary course of business and consistent with past practice pursuant to the terms of the applicable Employee Plan.

(b) The Sellers have delivered to Buyer true and complete copies (or, in the case of unwritten Employee Plans, summary descriptions) of all of the Employee Plans (and all amendments thereto), along with, to the extent applicable to the particular Employee Plan, copies of the following:  (i) the most recent summary plan description, and all summaries of material modifications related thereto; (ii) all contracts and agreements (and any amendments thereto) relating to such Employee Plan, including all insurance contracts and service provider agreements; (iii) standard forms and related notices under COBRA; (iv) all material written communications in the Sellers’ possession relating to the creation, amendment or termination of such Employee Plan, or a material increase or decrease in benefits or other events that could result in liability to the Sellers or Buyer; and (v) all correspondence to or from any Governmental Authority relating to such Employee Plan other than routine correspondence in the ordinary course of business consistent with past practices.

(c) Each Employee Plan is, and at all times has been, established, maintained, administered, operated and funded in all material respects in accordance with its terms and in compliance in all material respects with all applicable requirements of all Law.

(d) All contributions, premiums and other payments due or required to be paid to (or with respect to) each Employee Plan have been timely paid, or, if not yet due, have been accrued as a liability on the Sellers’ balance sheet.

(e) Except as otherwise disclosed in Section 3.18(e) of the Seller Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement (either alone or upon the occurrence of any additional or subsequent event(s)) will:  (i) entitle any individual to severance pay or any other payment (including forgiven debt) from the Sellers, Buyer or any Employee Plan, (ii) result in a benefit payable to any individual that could constitute an “excess parachute payment” (as defined in Section 180G(b)(1) of the Code); (iii) result in any benefit or right becoming established or increased, or accelerate the time of payment or vesting of any benefit, under any Employee Plan, including any gross up payment with respect to liability for excise Taxes under Sections 409A or 4999 of the Code; or (iv) require any of the Sellers or Buyer to transfer or set aside any assets to fund or otherwise provide for any benefits for any individual.

(f) With respect to each Employee Plan, the Sellers are in material compliance with (i) the health care continuation and notice provisions of Law; (ii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996, as amended; and (iii) the applicable requirements of the Patient Protection and Affordable Care Act, as amended.

(g) The Sellers are not liable for any payment to any trust or other fund or to any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for current or former Employees of the Sellers (other than routine payments to be made in the normal course of business, consistent with past practice).

3.19 Material Contracts.

(a) Section 3.19(a) of the Seller Disclosure Schedule sets forth a complete list of the Material Contracts (including those relating to the Customer and Supplier Contracts and Employees) and an accurate summary of all Material Contracts which are not in writing.  True, correct and complete copies of all Material Contracts have been delivered or made available to Buyer.  The Material Contracts are all in full force and effect and are the valid and binding obligations of the Sellers and to Sellers’ knowledge the other parties thereto, enforceable in accordance with their respective terms, subject only to bankruptcy, insolvency or similar Laws affecting the rights of creditors generally and to general equitable principles.  There are no outstanding material defaults or material violations under such Material Contracts on the part of the Sellers or, to the knowledge of the Sellers, on the part of any other party to such Material Contracts nor to the Sellers’ knowledge has an event occurred which, with the passage of time or the giving of notice or both would constitute a default by such other party thereunder, except for such breaches or defaults that would not have a Material Adverse Effect.  There are no current or pending negotiations with respect to the renewal, repudiation or amendment of any Material Contract.  The Sellers or the Stockholder have not received notice of the pending or threatened cancellation, revocation or termination of any of the Material Contracts, nor do they have knowledge of any facts or circumstances that could reasonably be expected to lead to any such cancellation, revocation or termination.  None of the Material Contracts was entered into outside the ordinary course of business, contains any unusual, onerous or burdensome provisions that could impair or adversely effect in any material way the operations of the Sellers, the Business, or is reasonably likely to be performed at a material loss.

(b) Except as specified in Section 3.19(b) of the Seller Disclosure Schedule, the Material Contracts may be freely and fully assigned by Sellers to Buyer without penalty or other adverse consequences and no consent from or notice to any third party (“Consents”) is required in order to validly assign and transfer the Material Contracts to Buyer.

(c) The Sellers have paid in full or set aside adequate reserves for all amounts due as of the date hereof under each Material Contract and as of the Closing Date will have satisfied in full all of its liabilities and obligations thereunder due in the ordinary course of business prior to the Closing.  Through the Business and Purchased Assets, the Sellers have (and from and after the Closing, Buyer will have) the capacity, including the necessary equipment and supplies, to perform all its obligations under the Material Contracts.

3.20 Litigation.  Except as set forth in Section 3.20 of the Seller Disclosure Schedule, there are no Claims, investigations, or other legal proceedings, including appeals and applications for review, pending, or, to the knowledge of the Sellers, threatened against Sellers which, if determined adversely to the Sellers, would, (i) have an adverse effect on the Business or the Purchased Assets, (ii) materially hinder, delay, enjoin, restrict or prohibit the transfer of all or any part of the Purchased Assets as contemplated by this Agreement, or (iii) prevent the Sellers from fulfilling any of their obligations set out in this Agreement or arising from this Agreement.  The Sellers have no knowledge of any existing ground on which any such action, suit, litigation or proceeding might be commenced with any reasonable likelihood of success.  To Sellers’ knowledge, there is no judgment, decree, injunction, rule or order of any Governmental Authority or arbitrator outstanding against the Sellers.  Except as set forth in Section 3.20 of the Seller Disclosure Schedule, there is no action by the Sellers pending or threatened against any third party with respect to the Business or any of the Purchased Assets.

3.21 Tax Matters.  Each of the Sellers has filed all Tax Returns that it was required to file.  All such Tax Returns were correct and complete in all respects.  All Taxes owed by the Sellers (whether or not shown on any Tax Return) have been paid.  There is no dispute or Claim concerning any Tax liability of the Sellers either (i) Claimed or raised by any authority or (ii) as to which the Sellers have knowledge.  The Sellers have not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.  There are no Tax liens against any of the Purchased Assets (other than for current Taxes not yet due and payable).  There are no unpaid Taxes with respect to any period ending on or before the Closing Date which are or could become a lien on the Purchased Assets, except for Taxes not yet due and payable.  Each of the Sellers has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any Employee, independent contractor, creditor, stockholder, member, or other third party.

3.22 Intellectual Property.

(a) Section 3.22(a) of the Seller Disclosure Schedule sets forth a complete list of all Seller Intellectual Property which has been registered, or for which applications for registration have been filed, by or on behalf of the Sellers in any jurisdiction.

(b) True and complete copies of all Material Contracts relating to the Seller Intellectual Property, excluding licenses for “off the shelf” computer software that is readily available in the marketplace, are disclosed Section 3.22(b) of the Seller Disclosure Schedule and have been provided to Buyer and such Material Contracts are in full force and effect and no default exists on the part of the Sellers or, to the knowledge of the Sellers, on the part of the other parties to such Material Contracts.

(c) Except as disclosed in Section 3.22(c) of the Seller Disclosure Schedule or as would not have a Material Adverse Effect, the Sellers own or have a valid and enforceable right to use all Seller Intellectual Property in the Business.  All Seller Intellectual Property owned by the Sellers is free and clear of any Encumbrance, license or other restriction or limitation regarding use or disclosure (other than Permitted Encumbrances).  Sellers are using or holding any of the Seller Intellectual Property of which it is not the sole beneficial owner with the consent of or a license from the owner of such Seller Intellectual Property, all of which such consents or licenses are in full force and effect.  The Seller Intellectual Property constitute all of the Intellectual Property necessary to the conduct of the Business currently conducted or planned to be conducted by the Sellers and the Stockholder.

(d) All of the Seller Intellectual Property is in full force and effect and has not been adjudged invalid or unenforceable or used or enforced or failed to be used or enforced in a manner that would result in its abandonment, cancellation or unenforceability.  All renewal, maintenance and other fees required to maintain registrations have been paid as required;

(e) Except as disclosed in Section 3.22(e) of the Seller Disclosure Schedule:

(i) there are no legal proceedings in progress or pending or, to the knowledge of the Sellers, threatened against the Sellers relating to the Seller Intellectual Property or each of the products produced, licensed or sold, if any, by the Business (the “Seller Products”);

(ii) the carrying on of the Business and the use, possession, reproduction, distribution, sale, licensing, sublicensing or other dealings involving any of the Seller Intellectual Property or Seller Products, in connection with such business does not breach, violate, infringe or interfere with any rights of any other Person;

(iii) there are no legal proceedings by the Sellers relating to breaches, violations, infringements or interferences with any of the Seller Intellectual Property by any other Person and the Sellers have no knowledge of any facts upon which such a legal proceeding by the Sellers could be based; and

(iv) to the Sellers’ knowledge, no other Person is using any of the Seller Intellectual Property so as to breach, violate, infringe or interfere with the rights of the Sellers.

(f) The Seller Intellectual Property does not include any Intellectual Property in respect of which any of the Sellers’ current or former officers, Employees or consultants have any rights.  All of the Seller Intellectual Property developed by the Sellers’ current and former officers, Employees and consultants has been validly assigned to the Sellers free and clear of any rights of or Claims by such officers, Employees and consultants.

(g) Each of the Sellers has used commercially reasonable methods to protect the Seller Intellectual Property from unauthorized use.

(h) All Persons (including current and former Employees, contractors and consultants of the Sellers) who have participated in the creation and development of any Intellectual Property owned by the Sellers have executed and delivered to the Sellers an agreement (i) providing for the non-disclosure by such Person of any confidential information of the Sellers and (ii) providing for the assignment by such Person to the Sellers of any Intellectual Property related to such Person’s employment by, engagement by or contract with the Sellers.  The Sellers have and has had a policy requiring all current and former Employees who create, develop or modify (or who created, developed or modified) any Intellectual Property for the Sellers to execute a confidentiality and assignment agreement prior to, or concurrently with, commencement of their respective employment or engagement with the Sellers, with such agreement being in substantially the standard form previously provided to Buyer.

(i) To the knowledge of the Sellers, no person who has contributed to the creation, invention, modification or improvement of any Seller Intellectual Property, in whole or in part, was or is under any conflicting obligation with any Person that would adversely affect the Sellers’ title to such Intellectual Property.

3.23 Books and Records.  All Books and Records have been delivered or made available to Buyer.  Such Books and Records fairly and correctly set out and disclose in all material respects the financial position of the Business.

3.24 Customers.  Section 3.24 of the Seller Disclosure Schedule sets forth the names and addresses of the twenty-five (25) largest customers (by revenue, excluding intercompany revenue between Sellers) of the Business for the twelve month period ended March 31, 2017, and the amount for which each such customer was invoiced during such period.  Except as disclosed in Section 3.24 of the Seller Disclosure Schedule, the Sellers have not received any notice from any customer to the effect that such customer will, and the Sellers have no knowledge that any customer will, cease to do business with Buyer, or will materially decrease the volume or value of its business which it has historically done with the Sellers after (whether or not as a result of) the consummation of the transactions contemplated hereby.

3.25 Accounts Receivable.  Section 3.25 of the Seller Disclosure Schedule sets forth an aged list of the Accounts Receivable as of March 31, 2017.  All Accounts Receivable reflected in the Financial Statements arose from, and the Accounts Receivable existing on the Closing Date will have arisen from, conducting the Business in the ordinary course of business, consistent with past practice, and, except as reserved against on the Balance Sheet or as disclosed in Section 3.25 of the Seller Disclosure Schedule, constitute or will constitute, as the case may be, only valid, undisputed Claims of the Sellers.  All Accounts Receivable reflected on the Balance Sheet (subject to the reserve for bad debts, if any, reflected on the Balance Sheet) are owned by Sellers free and clear of any Encumbrances.

3.26 Inventories. As of the Closing Date, neither of the Sellers owns, maintains, holds, or otherwise possesses any inventories of any kind or nature.

3.27 Suppliers.  Section 3.27 of the Seller Disclosure Schedule sets forth the names and addresses of the ten (10) largest suppliers of raw materials, supplies, merchandise and other goods or services for the Business for the twelve month period ended March 31, 2017, and the amount for which each such supplier invoiced the Sellers during such period.  Except as disclosed in Section 3.27 of the Seller Disclosure Schedule, the Sellers have not received any notice and otherwise have no knowledge that any such supplier will not sell raw materials, supplies, merchandise and other goods or services to the Sellers or Buyer at any time after the Closing Date on terms and conditions similar to those imposed on current sales to the Business, subject to general and customary price increases.

3.28 Products. As of the Closing Date, neither of the Sellers manufactures any products.
3.29 Permits. Section 3.29 of the Seller Disclosure Schedule sets forth a list of all Permits used in or otherwise necessary for the conduct of the Business, including those required by Environmental, Health and Safety Requirements.  Each of such Permits will be duly and validly transferred to Buyer in connection with the consummation of the transactions contemplated herein.  The Sellers are, and at all times since January 1, 2016, have been, in compliance with all material conditions and requirements imposed by the Permits and the Sellers have not received any written, or to Sellers’ knowledge, oral, notice of, and have no knowledge, that any appropriate authority intends to cancel or terminate any of the Permits or that valid grounds for such cancellation or termination exist.  The Sellers own or have the right to use the Permits in accordance with the terms thereof.  Each of the Permits is valid and in full force and effect, and to Sellers’ knowledge, none of the Permits will be terminated or adversely affected by the transactions contemplated hereby.

3.30 Privacy.  To Sellers’ knowledge, Sellers have complied with all Laws and its internal privacy policy relating to the use, collection, storage, disclosure and transfer of any personal data collected by Sellers or by third parties having authorized access to the records of Sellers.  To Sellers’ knowledge, the execution, delivery and performance of this Agreement, will comply with all Laws relating to privacy and with Sellers’ privacy policies.  Sellers have not received any complaint regarding Sellers’ collection, use or disclosure of personal data.

3.31 Certain Practices.

(a) Neither the Sellers, nor to the Sellers’ knowledge any of their directors, managers, officers, Employees or agents has, directly or indirectly, given or agreed to give any rebate, gift or similar benefit to any supplier, customer, governmental employee or other Person who was, is, or may be in a position to help or hinder the Sellers (or assist in connection with any actual or proposed transaction by the Sellers).

(b) Neither the Sellers, nor to the Sellers’ knowledge any director, manager, officer, employee, agent, distributor, consultant, Affiliate, or other Person acting on behalf of the Sellers, has taken or failed to take any action, either directly or indirectly, that is or would result in a violation of any anti-corruption Laws, including making, offering, authorizing, or promising any payment, contribution, gift, entertainment, bribe, rebate, kickback, or any other thing of value, regardless of form or amount, to any (i) foreign or domestic government official or employee, (ii) employee of a foreign or domestic government-owned entity, (iii) foreign or domestic political party, political official, or candidate for political office, or (iv) any officer or employee of a public international organization, to obtain a competitive advantage, to receive favorable treatment in obtaining or retaining business, or to compensate for favorable treatment already secured.

3.32 Insurance.  The Sellers have furnished to Buyer true and complete copies of all insurance policies and fidelity bonds covering the assets, business, equipment, properties and operations of the Sellers relating to the Business, a list of which (by type, carrier, policy number, limits, premium and expiration date) is set forth in Section 3.32 of the Seller Disclosure Schedule.  All such insurance policies are in full force and effect and will remain in full force and effect with respect to all events occurring prior to the Closing.

3.33 No Other Agreements to Purchase. No Person other than Buyer has any written or oral agreement or option or any right or privilege (whether by law, pre-emptive or contractual)

capable of becoming an agreement or option for the purchase or acquisition from the Sellers of any of the Purchased Assets.

3.34 Brokers.  Except as set forth in Section 3.34 of the Seller Disclosure Schedule, the Sellers have not employed any financial advisor, broker or finder, and Sellers have not incurred and will not incur any broker’s, finder’s, investment banking or similar fees, commissions or expenses in connection with the transactions contemplated by this Agreement.    The Sellers shall be solely responsible for payment of such fees incurred in connection with this transaction, but which fees shall be satisfied in accordance with the provisions of Section 2.2 relating to Seller Transaction Expenses.

3.35 Full Disclosure.

(a) The Sellers have made available to Buyer all information, including the financial, marketing, sales and operational information on a historical basis relating to the Business and the Purchased Assets, which would be material to a buyer of the Business.  All such information which has been provided to Buyer is true and correct in all material respects and no material fact or facts have been omitted from that information which would make such information misleading.  Without limiting the generality of the foregoing, the Sellers have not failed to disclose to Buyer, any fact or information which would be material to a buyer of the Business or the Purchased Assets.

(b) No representation or warranty of the Sellers contained in this Agreement or the exhibits or schedules attached hereto, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading or omits or will omit to state a material fact necessary in order to provide Buyer with full and proper information as to the business, financial condition, assets, or results of operation of the Sellers and the Business and the Purchased Assets.

3.36 Stockholder Individual Representation.  To the Stockholder’s knowledge, each of the representations and warranties made by each Seller set forth in this ARTICLE III are true, correct and complete.

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to the Sellers and the Stockholder as follows:

4.1 Incorporation. Buyer is a corporation duly organized and validly existing and in good standing under the laws of Delaware.

4.2 Due Authorization and Enforceability of Obligations.  Buyer has all necessary corporate power, authority and capacity to enter into this Agreement and to carry out its obligations under this Agreement.  The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action of Buyer.  This Agreement constitutes a valid and binding obligation of Buyer enforceable against it in accordance with its terms, except as may be limited by, (a) applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance, debtor and creditor, and similar Laws which relate to or affect creditors’ rights generally, and (b) general principles of equity (including concepts of materiality, reasonableness, good faith and fair dealing) regardless of whether considered in a proceeding in equity or at law.  Buyer represents that it has the resources to carry out its obligations under this Agreement and, in the instance that Buyer is unable to carry out these obligations, that Affiliates of Buyer are obligated to carry out these obligations.

4.3 Absence of Conflicting Agreements.  Buyer is not party to, bound or affected by or subject to any: indenture, mortgage, lease, agreement, obligation or instrument; charter, by-law or operating agreement provision; or Laws or Governmental Authorizations; that would be violated, breached by, or under which any default would occur or an Encumbrance would, or with notice or the passage of time would, be created as a result of the execution and delivery of, or the performance of obligations under, this Agreement or any other agreement to be entered into under the terms of this Agreement.

4.4 Regulatory Approvals.  No approval, Order, clearance, consent of or filing with any Governmental Authority is required on the part of Buyer, in connection with the execution, delivery and performance of this Agreement or any other documents and agreements to be delivered under this Agreement or the performance of Buyer’s obligations under this Agreement or any other documents and agreements to be delivered under this Agreement, other than any failure of approval or consent which would not have a Material Adverse Effect.

ARTICLE V COVENANTS OF THE PARTIES

5.1 General.  In case at any time prior to or after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification in accordance with this Agreement).  The Sellers and the Stockholder each acknowledge and agree that from and after the Closing Buyer will be entitled to possession of all documents, books, records (including Tax records), agreements and financial data of any sort relating to the Business, other than copies of Tax records related to the Stockholder’s own individual Tax Returns.

5.2 Regulatory and Other Authorizations; Notices and Consents.

(a) The Sellers and the Stockholder will use their commercially reasonable efforts to obtain all authorizations, consents, Orders and approvals of all Governmental Authorities and officials that may be or become necessary for their execution and delivery of, and the performance of its obligations pursuant to, this Agreement and the other documents or agreements contemplated hereby and will cooperate fully with Buyer in promptly seeking to obtain all such authorizations, consents, Orders and approvals.

(b) The Sellers shall give promptly such notices to third parties and use their commercially reasonable efforts to obtain such third party consents and estoppel certificates as

Buyer may in its sole and absolute discretion deem necessary or desirable in connection with the consummation of the transactions contemplated by this Agreement and the other documents or agreements contemplated hereby, including all Consents to the transfer of the Contracts listed in Seller Disclosure Schedule and all consents required to transfer to Buyer all of the Seller Intellectual Property.  Buyer shall cooperate and use all reasonable efforts to assist the Sellers in giving such notices and obtaining such consents and estoppel certificates; provided,  however, that Buyer shall have no obligation to give any guarantee or other consideration of any nature in connection with any such notice, consent or estoppel certificate or to consent to any change in the terms of any Contract which Buyer in its sole and absolute discretion may deem adverse to the interests of Buyer or the Business.

(c) Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any Purchased Asset or any Claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without the consent of a third party thereto, would constitute a breach or other contravention thereof or in any way adversely affect the rights of Buyer or the Sellers thereunder.  The Sellers will use their commercially reasonable efforts to obtain the consent of the other parties to any such Purchased Asset or any Claim or right or any benefit arising thereunder for the assignment thereof to Buyer as Buyer may reasonably request.  If such consent is not obtained, or if an attempted assignment thereof would be ineffective or would adversely affect the rights of the Sellers thereunder so that Buyer would not in fact receive all such rights, the Sellers and Buyer will cooperate in a mutually agreeable arrangement under which Buyer would obtain the benefits and assume the obligations thereunder in accordance with this Agreement, including subcontracting, sub-licensing, or sub-leasing to Buyer, or under which Buyer would enforce for the benefit of Buyer, with Buyer assuming the Sellers’ obligations, any and all rights of the Sellers against a third party thereto.  The Sellers will promptly pay to Buyer when received all monies received by the Sellers under any Purchased Asset or any Claim or right or any benefit arising thereunder, except to the extent the same represents an Excluded Asset.  In such event, the Sellers and Buyer shall, to the extent the benefits and obligations of any Purchased Asset have not been provided to Buyer by alternative arrangements satisfactory to Buyer and Sellers, negotiate in good faith an adjustment in the Purchase Price.

5.3 Conduct of the Business Prior to the Closing.

(a) The Sellers and the Stockholder each covenant and agree that, between the date hereof and the Closing, except as expressly required or permitted by this Agreement or unless Buyer shall otherwise agree in writing, the Sellers shall conduct the Business only in the ordinary course of business consistent with past practice.  By way of elaboration, and without in any way limiting, the preceding sentence, the Sellers shall:  (i) preserve intact the business organization of the Sellers and the business organization, properties, assets and rights of the Business, (ii) operate the Business according to plans and budgets provided to Buyer, (iii) keep available the services of the present officers, Employees and consultants of the Sellers, (iv) maintain in effect all Contracts and to preserve the present relationships of the Sellers with advertisers, sponsors, customers, licensees, suppliers and other Persons with which the Sellers have business relations, (v) maintain, with financially sound and reputable insurers, insurance for the Purchased Assets and the Business against such casualties and contingencies and of such types and in such amounts as is customary for companies similarly situated, (vi) exercise, but only after notice to Buyer and receipt of Buyer’s prior written approval, any rights of renewal pursuant to the terms of any of the Leases which by their terms would otherwise expire; and (vii) not engage in any practice, take any action, fail to take any action or enter into any transaction which could cause any representation or warranty of the Sellers to be untrue or result in a material breach of any covenant made by the Sellers in this Agreement.

(b) On or before the Closing Date, the Sellers shall pay and satisfy in full all of its obligations and liabilities relating to the Business, of any nature whatsoever, which relate to the Business or the Purchased Assets prior to the Closing Date whether or not such obligations are due and payable as of or before the Closing Date, except for accrued Taxes and except for those accrued liabilities which are Assumed Liabilities pursuant to Section 1.3.  The Sellers will pay and discharge the Excluded Liabilities as and when the same become due and payable.

(c) The Sellers shall cause to be prepared and timely filed, at their sole expense, all of its required Tax Returns for all periods up to and including the Closing Date.  The Sellers shall be responsible for the payment of all Taxes due or assessed which related to the operations of the Business for all periods up to and including the Closing Date.

(d) Except as expressly permitted by this Agreement, the Sellers shall not, without the prior written consent of Buyer, between the date hereof and the Closing, directly or indirectly do, or propose to do any of the actions prohibited by Section 3.8.

5.4 Access.  From the date hereof until the Closing, upon reasonable notice, the Sellers and the Stockholder shall and shall cause each of the Sellers’ officers, directors, managers, Employees, agents, accountants and counsel to:  (i) afford the officers, employees and authorized agents, accountants, counsel, financing sources and representatives of Buyer reasonable access, during normal business hours, to the offices, properties, other facilities, books and records of the Sellers and to those officers, managers, directors, Employees, agents, accountants and counsel of the Sellers who have any knowledge relating to the Sellers or the Business and (ii) furnish to the officers, employees and authorized agents, accountants, counsel and representatives of Buyer such additional financial and operating data and other information regarding the Business and the assets, properties and Goodwill of the Sellers as Buyer may from time to time reasonably request.

5.5 Notification.  From the date hereof until the Closing, the Sellers and the Stockholder shall promptly notify the Buyer in writing of the occurrence, or pending or threatened occurrence, of (a) any event that would constitute a breach or violation of this Agreement by any of the Sellers or the Stockholder or that could reasonably be anticipated to cause any representation or warranty made by any of the Sellers or the Stockholder in this Agreement to be false or misleading in any respect (including any event or circumstance which would have been required to be disclosed on the Seller Disclosure Schedule if such event or circumstance occurred or existed on or prior to the date of this Agreement), and (b) all other material developments affecting the assets, liabilities, business, financial condition, operations, results of operations, customer or supplier relations, employee relations, projections or prospects of the Sellers or the Business.  Any such notification shall not limit or alter any of the representations, warranties or covenants of the Parties set forth in this Agreement nor any rights or remedies the Buyer may have with respect to a breach of any representation, warranty or covenant.
5.6 Non-Competition and Non-Solicitation.

(a) In partial consideration of the payment of the Purchase Price, the Sellers and the Stockholder each agree that, for a period of three  (3) years after the Closing (the “Restricted Period”), the Sellers and the Stockholder shall not engage, directly or indirectly, in any business anywhere in the world that provides services of the kind provided by the Business or the Sellers as of the Closing Date or, without the prior written consent of Buyer, directly or indirectly, own an interest in, manage, operate, join, control, lend money or render financial or other assistance to or participate in or be connected with, as a partner, stockholder, member, consultant, director, manager, officer, agent, employee or otherwise, any Person that competes with the Business (as carried out by Buyer) in providing services of the kind provided by the Business or the Sellers as of the Closing Date; provided,  however, that, for the purposes of this Section 5.6, ownership of securities having no more than two percent (2%) of the outstanding voting power of any competitor which are listed on any national securities exchange or traded actively in the national over-the-counter market shall not be deemed to be in violation of this Section 5.6 so long as the Person owning such securities has no other connection or relationship with such competitor;  and provided further,  however,  Sellers and Stockholder shall be able to pursue the collections matter set forth on Schedule 3.20 without breach of this Section 5.6(a).

(b) As a separate and independent covenant, the Sellers and the Stockholder each agree that, during the Restricted Period, the Sellers and the Stockholder will not in any way, directly or indirectly, call upon, solicit, advise or otherwise do, or attempt to do, business with any customers of the Business or the Sellers with whom the Business or the Sellers had any dealings prior to the Closing Date, or to take away or interfere or attempt to interfere with any custom, trade, business or patronage of the Business (as carried out by Buyer), or interfere with or attempt to interfere with any officers, employees, representatives or agents of the Business (as carried out by Buyer), or induce or attempt to induce any of them to leave the employ of Buyer or violate the terms of their contracts, or any employment arrangements, with Buyer.

(c) The Sellers and the Stockholder each acknowledge that the restrictions set forth in this Section 5.6 are considered by the Parties to be reasonable for the purposes of protecting the value of the business and goodwill of Buyer, including, after the Closing, the Business.  The Sellers and the Stockholder each acknowledge that Buyer would be irreparably harmed and that monetary damages would not provide an adequate remedy to Buyer in the event the covenants contained in this Section 5.6 were not complied with in accordance with their terms.  Accordingly, the Sellers and the Stockholder agree that any breach or threatened breach by any of them of any provision of this Section 5.6 shall entitle Buyer to injunctive and other equitable relief to secure the enforcement of these provisions, in addition to any other remedies (including damages) which may be available to Buyer in accordance with ARTICLE VII.  If a Seller or the Stockholder breach the covenants set forth in Sections 5.6(a) or 5.6(b), the Restricted Period shall be extended for a period equal to that for which such breach continues.

(d) It is the desire and intent of the Parties that the provisions of this Section 5.6 be enforced to the fullest extent permissible under the Laws and public policies of each jurisdiction in which enforcement is sought.  If any provisions of this Section 5.6 relating to the time period, scope of activities or geographic area of restrictions is declared by a court of competent jurisdiction to exceed the maximum permissible time period, scope of activities or geographic area, as the case may be, the time period, scope of activities or geographic area shall be reduced to the maximum which such court deems enforceable.  If any provisions of this Section 5.6 other than those described in the preceding sentence are adjudicated to be invalid or unenforceable, the invalid or unenforceable provisions shall be deemed amended (with respect only to the jurisdiction in which such adjudication is made) in such manner as to render them enforceable and to effectuate as nearly as possible the original intentions and agreement of the Parties.  In addition, if any Party brings an action to enforce this Section 5.6 hereof or to obtain damages for a breach thereof, the prevailing Party in such action shall be entitled to recover from the non-prevailing Party all attorney’s fees and expenses incurred by the prevailing Party in such action.

(e) Nothing herein shall preclude the Sellers or Stockholder from engaging in business with customers of the Business or Sellers outside the scope of the Business (as conducted immediately before the Closing by the Sellers and/or the Stockholder or as then currently conducted or then proposed to be conducted by Buyer), including (i) fulfilling obligations of the Sellers and Stockholder relating to Excluded Assets or Excluded Liabilities; (ii) actions taken by Stockholder or any Stockholder Affiliate as a patient; and (iii) Stockholder’s arrangements with Airgas as employee and landlord.

5.7 Use of Intellectual Property. From and after the Closing, the Sellers and the Stockholder shall not use any of the Seller Intellectual Property, except on behalf of Buyer.
5.8 RESERVED.
5.9 Confidentiality.

(a) The Parties shall keep confidential all information disclosed between the Parties and relating to the Business and the Purchased Assets (including the discussions between the Parties and the terms of this Agreement), as governed by that certain Non-Disclosure Agreement, dated as of July 20, 2016, as amended as of February 17, 2017, between Buyer and PBMMI, and subject to the terms and conditions set forth therein.

(b) The Stockholder agrees to, and the Sellers agree to, and will make commercially reasonable efforts to cause its agents, representatives, Affiliates, employees, officers, directors and managers to:  (i) treat and hold as confidential (and not disclose or provide access to any Person to) all information relating to trade secrets, processes, patent or trademark applications, product development, price, customer and supplier lists, pricing and marketing plans, policies and strategies, operations methods, product development techniques, business acquisition plans, new personnel acquisition plans and any other confidential information with respect to the Business or the Sellers, (ii) in the event that the Stockholder or Sellers or any such agent, representative, Affiliate, employee, officer, director or manager becomes legally compelled to disclose any such information, provide Buyer with prompt written notice of such requirement so that Buyer may seek a protective order or other remedy or waive compliance with this Section 5.9(b), (iii) in the event that such protective order or other remedy is not obtained, or

Buyer waives compliance with this Section 5.9(b), furnish only that portion of such confidential information which is legally required to be provided and exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such information, and (iv) promptly furnish or provide access (prior to, at, or as soon as practicable following, the Closing) to Buyer any and all copies (in whatever form or medium) of all such confidential information then in the possession of the Stockholder or the Sellers or any of their agents, representatives, Affiliates, employees, officers, directors and managers; provided,  however, that this sentence shall not apply to any information that, at the time of disclosure, is available publicly and was not disclosed in breach of this Agreement by the Stockholder or the Seller, its agents, representatives, Affiliates, Employees, officers, directors or managers; provided,  further, that specific information shall not be deemed to be within the foregoing exception merely because it is embraced in general disclosures in the public domain.  In addition, any combination of features shall not be deemed to be within the foregoing exception merely because the individual features are in the public domain unless the combination itself and its principle of operation are in the public domain.

5.10 Change Sellers’ Name.

Immediately following the Closing, each Seller shall change its respective corporate name, and amend its charter or other operative document; accordingly to discontinue use of the name “Pacific Bio-Material Management,” “PBMMI,” “Novare” or any variations thereof, except where legally required to identify such Seller until its name has been changed to another name.  The Sellers shall also not use any trademark, service mark, trade dress, logo, trade name or corporate name contained in the Seller Intellectual Property or any trademark, service mark, trade dress, logo, trade name or corporate name similar or related thereto.  As promptly as practicable following the Closing, the Sellers shall remove any Seller Intellectual Property from letterheads and other materials remaining in its possession or under its control, and the Sellers shall not use, put into use, or purport to authorize any other Person to use, after the Closing any materials that bear any trademark, service mark, trade dress, logo, trade name or corporate name contained in the Seller Intellectual Property or any trademark, service mark, trade dress, logo, trade name or corporate name similar or related thereto.

5.11 Employees.

(a) Buyer shall offer employment, effective from the Closing Date, to those Employees listed on Schedule 5.11 (the “Transferred Employees”).  The Sellers and Buyer shall exercise commercially reasonable efforts to persuade such Employees to accept such offers of employment.  The Parties agree to utilize the standard procedure set forth in Revenue Procedure 2004-53 with respect to wage reporting.

(b) Except as set forth in Section 5.11(c), the Sellers shall be responsible for all amounts owing to the Transferred Employees (including accrued or earned salary, bonuses and commissions) in respect of all periods prior to the Closing Date.

(c) Subject to Sections 5.11(d) and 5.11(e), the Buyer shall be responsible for the payment of any bonuses and commissions up to an amount equal to $40,000 in the aggregate,  accrued social benefits, severance, vacation pay, and employee termination liabilities resulting directly from the consummation of the transactions contemplated by this Agreement solely as they relate to Transferred Employees.

(d) Following the Closing and through the one (1) year anniversary of the Closing Date, the Buyer shall provide each Transferred Employee with employee benefits (other than retention or equity-based benefits), base salary and target cash incentive opportunity at rates that are substantially comparable, in the aggregate, as those provided to each such Transferred Employee immediately prior to the Closing.  For purposes of determining eligibility to participate, vesting and entitlement to benefits where length of service is relevant under any benefit plan or arrangement (other than a defined benefit plan) of the Buyer and to the extent permitted by Law and subject to any applicable break in service or similar rule, the Buyer shall provide that the Transferred Employees shall receive service credit under the Buyer’s benefit plans or arrangements for their period of service with the Sellers prior to the Closing, except where doing so would cause a duplication of benefits.  The Buyer shall use commercially reasonable efforts to (i) cause any pre-existing condition (or actively at work or similar) limitations, eligibility waiting periods and evidence of insurability requirements under any group health plans to be waived with respect to such Transferred Employees and their eligible dependents in accordance with Law and (ii) provide the Transferred Employees with credit for any co-payments, deductibles, and other cost-sharing contributions made during the plan year including the Closing Date for the purposes of satisfying any applicable deductible, out-of-pocket, or similar requirements under any of the Buyer’s employee benefit plans or programs in which they are eligible to participate after the Closing Date.  Nothing in this Section 5.11(d), express or implied, shall (i) prevent the Buyer from changing its compensation structure or employee benefit programs, (ii) alter or limit the Buyer’s ability to amend, modify, or terminate any particular benefit plan, program, agreement, or arrangement, or (iii) obligate the Buyer to provide any particular type or amount of compensation or benefits to any Person, including any Transferred Employee.  Nothing in this Section 5.11(d), express or implied, shall be construed to establish, amend, or modify any benefit plan, program, agreement, or arrangement.    Notwithstanding the forgoing, those Transferred Employees who are covered under the Sellers’ group health plans as of the day prior to the Closing shall remain covered under the Sellers’ group health plans until August 1, 2017.  From and after August 1, 2017, all Transferred Employees who satisfy the eligibility criteria for Buyer’s group health plan (which eligibility criteria shall not be inconsistent with the requirements of this Section 5.11(d)) will be permitted to enroll in the Buyer’s group health plan.

(e) The Sellers shall be responsible for all notice of termination, severance and other obligations including entitlement to benefit coverage, stock options or incentive compensation to the Employees that are not Transferred Employees.

(f) The provisions of this Section 5.11 are solely for the benefit of the Parties to this Agreement and no Transferred Employee (including any beneficiary or dependent thereof) or former Employee or any participant or any beneficiary thereof under the employee benefit plans, programs and policies of the Buyer shall be regarded as a third-party beneficiary of this Section 5.11, and no provision of this Section 5.11 shall create such rights in any such Persons.    Nothing in this Section 5.11 is intended to confer upon any Person any right to employment or continued employment for any period of time or any right to a particular term or condition of employment.

5.12 Bulk Sales Compliance. Prior to Closing, Sellers shall comply with the requirements of all applicable bulk sale, bulk transfer or similar Laws in all jurisdictions.
5.13 Tax Matters.

(a) Sellers shall be liable for and pay, and pursuant to ARTICLE VII shall indemnify and hold harmless Buyer from and against, all Taxes applicable to the Business or the Purchased Assets, in each case attributable to taxable years or periods ending at the time of or prior to the Closing and, with respect to any Straddle Period, the portion of such Straddle Period ending at the time of or prior to the Closing.  Buyer shall be liable for, shall indemnify and hold harmless Sellers from and against, and shall pay all Taxes applicable to the Business or the Purchased Assets attributable to taxable years or periods beginning after the Closing and, with respect to any Straddle Period, the portion of such Straddle Period beginning immediately after the Closing.  For purposes of this Section 5.13(a), any Straddle Period shall be treated on a “closing of the books” basis as two partial periods, one ending at the time of the Closing and the other beginning immediately after the Closing; provided, however, that Taxes imposed on a periodic basis shall be allocated on a daily basis.

(b) Notwithstanding Section 5.13(a), the Buyer shall bear the cost of any sales Tax, use Tax, real property transfer Tax, or other transfer Taxes which become payable in connection with the consummation of the transactions contemplated by this Agreement (each a “Sales Tax”), unless and to the extent such Sales Tax would have applied if this transaction were structured as a stock sale (each, a “Hypothetical Sales Tax”), in which case the portion of the Sales Taxes equal to the Hypothetical Sales Taxes shall be borne by the Sellers.  The Sellers will prepare the Tax Returns with respect to the Sales Taxes.  Buyer will pay all Sales Taxes shown due on any such Tax Returns for which the Buyer is liable under this Section 5.13(b) to the Sellers no later than five (5) days before the date on which such Taxes are required to be paid to any taxing authority.  The Parties will cooperate with each other in the preparation of such returns, including relating to any applicable exemption.  If a resale certificate, resale purchase exemption certificate, production machinery and equipment exemption certificate, or other certificate or document of exemption, or registration as a vendor or retailer, is required to reduce or eliminate the Sales Taxes, the Parties will promptly cooperate with each to furnish such certificate or document, and Buyer and Seller will cooperate to allow Buyer to obtain such reduction or exemption from the Sales Taxes.

(c) Buyer shall promptly notify Sellers in writing upon receipt by Buyer or any of its Affiliates of notice of any pending or threatened federal, state, local, or foreign Tax audits, examinations, or assessments which may materially affect the Tax liabilities for which any Seller would be required to indemnify Buyer pursuant to this Section 5.13.  Sellers shall have the sole right to control any Tax audit or administrative or court proceeding (a “Tax Proceeding”) relating to taxable periods ending at the time of or before the Closing solely with respect to Taxes that would give rise to Losses for which the Seller would be required to indemnify Buyer pursuant to this Section 5.13, and to employ counsel of its choice at its expense.  In the case of any Straddle Period, Sellers shall be entitled to participate at its expense in any Tax Proceeding relating in whole or in part to Taxes attributable to the portion of such Straddle Period ending at the time of the Closing and, with the written consent of the Buyer, and at the Sellers’ sole expense, may assume entire control of such audit or proceeding solely with respect to Taxes for which the Seller would be required to indemnify Buyer pursuant to this Section 5.13.  Neither Buyer nor any of its Affiliates may settle any Tax claim for any taxable year or period ending at or before the time of the Closing (or for the portion of any Straddle Period ending at the time of the Closing) which may be the subject of indemnification by any Seller under this Section 5.13 without the prior written consent of the Sellers, which consent may be withheld in the sole discretion of Sellers.

(d) After the Closing, each of Sellers and Buyer shall (and shall cause their respective Affiliates to):  (i) assist the other Party in preparing any Tax Returns which such other Party is responsible for preparing and filing; (ii) cooperate fully in preparing for any audits of, or disputes with taxing authorities regarding, any Tax Returns relating to the Business or the Purchased Assets; (iii) make available to the other Party and to any taxing authority as reasonably requested all information, records, and documents relating to Taxes relating to the Business or the Purchased Assets; (iv) provide timely notice to the other Party in writing of any pending or threatened Tax Proceeding or Tax assessments relating to the Business or the Purchased Assets for taxable periods for which such other Party may have a liability under this Section 5.13; (v) furnish the other Party with copies of all correspondence received from any taxing authority in connection with any Tax Proceeding or information request with respect to any such taxable period; and (vi) timely provide to the other Party powers of attorney or similar authorizations necessary to carry out the purposes of this Section 5.13.

5.14 Stockholder Guarantee.  The Stockholder hereby guarantees to and for the benefit of the Buyer the full and timely performance of all of each of the Seller’s obligations under this Agreement, subject to the conditions and limitations set forth herein.

5.15 Novare Reorganization.  The Sellers and the Stockholder shall take all actions reasonably requested by Buyer to enforce, at Buyer’s expense, for the benefit of Buyer, any and all rights of Buyer, each Seller, and/or the Stockholder related to or arising from the transactions and agreements set forth in Section 5.15 of the Seller Disclosure Schedule (collectively, the “Novare Reorganization”).

5.16 Receivables.  From and after the Closing, if Stockholder, Sellers or any of their Affiliates receives or collects any funds relating to any Accounts Receivable or any other Purchased Asset, Stockholder, Sellers or their Affiliate shall remit such funds to Buyer within five (5) Business Days after its receipt thereof.  From and after the Closing, if Buyer or its Affiliate receives or collects any funds relating to any Excluded Asset, Buyer or its Affiliate shall remit any such funds to Sellers within five (5) Business Days after its receipt thereof.

5.17 Stockholder and Airgas.  From and after the Closing, and prior to any termination of the Stockholder’s employment with Buyer, Buyer may provide written notice to the Stockholder instructing the Stockholder to resign from Airgas. Within thirty (30) days of receipt by the Stockholder of such notice, the Stockholder shall have delivered to Buyer evidence, in form satisfactory to Buyer, of the Stockholder’s resignation from and termination of any and all offices, positions, employments, engagements, contracts, and/or consults with Airgas, effective as of or prior to the expiration of such 30-day period; provided, however, that the Stockholder shall not be required to terminate any outstanding property lease in which Airgas is a tenant unless Buyer enters into a new lease for the same property on substantially the same terms and

conditions.    In addition, (i) Stockholder will deliver the premises subject to that certain Sublease, dated as of May 1, 2009, by and between Airgas and PBMMI, as amended (the “Sublease”), to Buyer with the equipment owned by Airgas segregated into a separate area of the warehouse portion of such premises from the area to be used by Buyer and (ii) for so long as Buyer leases such premises pursuant to the terms of the Sublease, Stockholder shall not terminate the lease underlying the Sublease unless Stockholder enters into a new lease with Buyer for such premises on substantially the same terms and conditions as the leases entered into on the date hereof by Buyer for the Sellers’ facilities in Fresno and El Segundo, California (except for the monthly rent and term, which shall be the same as that under the Sublease).

5.18 UCC Filings.  Sellers and Stockholder will file or cause to be filed a  UCC-3 termination statement within 15 days of Closing for each of the UCC-1 financing statements (as amended) set forth on Schedule 5.18.

ARTICLE VI CONDITIONS OF CLOSING

6.1 Conditions of Closing in Favor of Buyer.  The obligation of Buyer to consummate the transactions to be performed by it in connection with the Closing and any and all liability of Buyer to the Sellers and the Stockholder is subject to satisfaction of the following conditions on or before the Closing:

(a) the representations and warranties of the Sellers and the Stockholder set forth in ARTICLE III above shall have been true and correct made and shall be true and correct in all material respects at and as of the Closing Date (other than such representations and warranties that are qualified by materiality, which shall be true and correct as of the Closing Date), with the same force and effect as if made as of the Closing Date, other than such representations and warranties that are expressly made as of another date, and Buyer shall have received a certificate from the Sellers to such effect signed by a duly authorized officer thereof, as well as from the Stockholder.

(b) the Sellers shall have performed and complied with all of their covenants hereunder in all material respects through the Closing, and Buyer shall have received a certificate from each of the Sellers to such effect signed by a duly authorized officer thereof, as well as from the Stockholder;

(c) the Sellers shall have procured and delivered to Buyer all third party consents listed on Schedule 6.1(c) in form and substance satisfactory to Buyer;

(d) there shall have been obtained, from all appropriate federal or other governmental or administrative bodies, such licenses, Permits, consents, approvals, certificates, registrations and authorizations as are required to be obtained by the Sellers to permit the sale of the Purchased Assets, and Buyer shall be satisfied that Purchased Assets are free and clear of all Encumbrances, except for the Permitted Encumbrances;

(e) no legal or regulatory action or proceeding shall be pending or threatened by any Person (i) to hinder, delay enjoin, restrict or prohibit the purchase and sale of the Purchased Assets contemplated hereby; or which has had or may have a Material Adverse Effect on the Sellers or the Business.  No insolvency proceeding of any character, including bankruptcy, receivership, reorganization, dissolution or arrangement with creditors, voluntary or involuntary, affecting the Sellers shall be pending, and the Sellers shall not have taken any action in contemplation of, or which would constitute the basis for, the institution of any such proceedings;

(f) no event or circumstance has occurred or is continuing which has a Material Adverse Effect;

(g) the Sellers shall have duly executed and delivered the Bill of Sale, Assignment and Assumption Agreement, IP Assignment Agreement, Escrow Agreement, and other closing documents as required in connection with the purchase of the Purchased Assets;

(h) Each Seller shall have delivered:

(i) resolutions of its respective shareholder or member and board of directors or managers authorizing the execution, delivery and performance by such Seller of this Agreement and the other transaction documents contemplated herein, as well as such other certificates, instruments and other documents required to effect the transactions provided for herein as may reasonably be requested by Buyer and in such form and substance as may be reasonably satisfactory to Buyer;

(ii) a certificate of legal existence and corporate good standing from the Secretary of State of its jurisdiction of incorporation or formation (as applicable) and any jurisdiction where it is qualified to do business, which certificates shall be dated no more than three (3) Business Days prior to the Closing Date; and

(iii) a certificate of its Secretary, dated as of the Closing Date, in form and substance reasonably satisfactory to Buyer, certifying as to and attaching (if applicable): complete and accurate copies of Sellers’ Governing Documents, the incumbency of the officers executing this Agreement and the other documents contemplated by this Agreement, and complete and accurate copies of the resolutions described in Section 6.1(h)(i) above; and

(i) the Sellers shall have delivered possession of the Purchased Assets to Buyer, and shall have made all intangible Purchased Assets available to Buyer;
(j) the Sellers shall have delivered the Closing Certificate;

(k) the Sellers shall have obtained and provided to Buyer pay-off letters relating to all Indebtedness identified in the Closing Certificate, along with releases and UCC-3 termination statements (as applicable) for the Encumbrances relating to such Indebtedness, effective as of the payment relating to such Indebtedness in accordance with Section 2.2;

(l) all actions and proceedings under this Agreement and the other documents contemplated by this Agreement, and all other related matters, shall have been approved by Buyer and its counsel, as to their form and substance;

(m) the Sellers and the Stockholder have delivered to Buyer such other instruments, certificates, documents or materials as may be reasonably requested by Buyer in connection with the consummation of the transactions contemplated hereby;

(n) the Stockholder shall have accepted in writing the employment offer letter from Buyer or its designated Affiliate effective upon the Closing; and

6.2 Conditions of Closing in Favor of Sellers and the Stockholder.  The obligation of the Sellers and the Stockholder to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

(a) the representations and warranties of Buyer set forth in ARTICLE IV above shall be true and correct in all material respects at and as of the Closing Date, and the Sellers and the Stockholder shall have received a certificate from the Buyer to such effect signed by a duly authorized officer thereof;

(b) Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing, and the Sellers and the Stockholder shall have received a certificate from the Buyer to such effect signed by a duly authorized officer thereof;

(c) Buyer shall have duly executed and delivered the Assignment and Assumption Agreement, IP Assignment Agreement, Escrow Agreement and other closing documents as required in connection with the purchase of the Purchased Assets; and

(d) Buyer shall have delivered evidence of the approval of its board of directors (or committee thereof) authorizing the execution, delivery and performance by Buyer of this Agreement and the other transaction documents contemplated herein; and

(e) Buyer shall have delivered the Purchase Price in accordance with Section 2.2.
ARTICLE VII INDEMNIFICATION
7.1 Survival
(a) The representations and warranties contained in ARTICLE III and ARTICLE IV shall survive as follows:
(i) The Special Reps (other than the representations and warranties under Section 3.21) shall survive the Closing Date indefinitely;
(ii) The Fundamental Claims will survive the Closing Date until the expiration of the applicable statute of limitations for any such Fundamental Claim;

(iii) Representations and warranties under Section 3.21 shall survive the Closing Date for ninety (90) days after the expiration of the applicable statute of limitations as to the Tax matter; and
(iv) All other representations and warranties shall survive for a period of eighteen (18) months from the Closing Date.

(b) All covenants and agreements contained in this Agreement (and all covenants and agreements set forth in any of the Related Agreements) shall survive the Closing and continue in full force in accordance with their respective terms.

Notwithstanding anything to the contrary contained herein, if at any time prior to the expiration date of any representation or warranty as set forth above, Buyer delivers to the Sellers or Stockholder written notice describing in reasonable detail all bases for the alleged breach of any representation or warranty made in this Agreement and asserts a Claim for recovery under ARTICLE VII, then the Claim asserted in such notice, and the indemnity with respect thereto, shall survive until such time as such Claim is fully and finally resolved.  If no Claim shall have been made under this Agreement against either of the Sellers for any breach of any representation or warranty made in this Agreement prior to the expiry of these survival periods, the Sellers and Stockholder shall have no further liability under this Agreement with respect to such representation or warranty.

7.2 Indemnification by the Sellers and Stockholder

(a) Subject to the limitations, conditions and restrictions set forth in this Agreement, the Sellers and the Stockholder and their successors, assigns, heirs and legal representatives and estate (in this section collectively referred to as the “Seller Indemnifying Parties”) shall, jointly and severally, indemnify and save harmless Buyer, its Affiliates, and each of their respective directors, managers, officers, agents, employees, shareholders and members (in this section collectively referred to as the “Buyer Indemnified Parties”), from and against all Claims, which may be made or brought against Buyer Indemnified Parties, or which they may suffer or incur, directly or indirectly, as a result of or in connection with (without duplication):

(i) any non-fulfilment of any covenant, agreement or condition on the part of the Sellers or the Stockholder under this Agreement;

(ii) any inaccuracy in or breach of any representation or warranty of the Sellers and the Stockholder contained in this Agreement, any other agreement entered into in connection herewith or in any certificate or exhibit furnished by any of the Sellers or Stockholder pursuant to this Agreement, in each case, as of the date of this Agreement (or, with respect to any such representation or warranty that is expressly made as of a specified date or time, as of such specified date or time);

(iii) any Fundamental Claim; or

(iv) any Excluded Liability or any failure by the Sellers or Stockholder to pay, perform or discharge any of the Excluded Liabilities in accordance with the terms thereof, including any payment obligations of the Sellers under Section 5.13;  provided, however, that notwithstanding any provision of this ARTICLE VII or Section 5.13 to the contrary, a Buyer Indemnified Party shall not have any right to indemnification under this Agreement with respect to, or based on, Taxes or other liabilities to the extent such Taxes or other liabilities were already taken into account in the calculation of the final Working Capital.

(b) The Seller Indemnifying Parties shall not have any liability owing to the Buyer Indemnified Parties until the aggregate Claims of the Buyer Indemnified Parties exceed $200,000 (the “Basket”), after which the Buyer Indemnified Parties shall be entitled to and the Seller Indemnifying Parties shall be liable for all such Claims back to the first dollar of Claims; provided, however, that unless any Claim (or series of related Claims) exceeds an amount equal to $10,000, such individual Claim (or series of related Claims) shall be ignored for determining whether the Basket has been met or exceeded; and provided further,  however, that indemnification relating to Fundamental Claims, Claims with respect to Special Reps or any Claims pursuant to Section 7.2(a)(iv) above shall not be subject to the limitation provided in this Section 7.2(b).

(c) The obligation of indemnification of the Seller Indemnifying Parties set out in Section 7.2(a)(i) above shall be subject to the time period limitation contained in Section 7.1 respecting the survival of Claims.  With regard to Claims for a breach of the Special Reps or indemnification relating to Fundamental Claims or any Claims pursuant to Sections 7.2(a)(iii) through 7.2(a)(iv) above, the obligation of indemnification of the Seller Indemnifying Parties shall not in the aggregate exceed the Cash Consideration.  With regard to Claims for a breach of all other representations, warranties or covenants (that is, other than Claims for indemnification based on a breach of the Special Reps, Fundamental Claims or Claims pursuant to Section 7.2(a)(iv), the obligation of indemnification of the Seller Indemnifying Parties shall not in the aggregate exceed the balance of the Escrow Fund as defined in the Escrow Agreement.  For the avoidance of doubt, in no event shall the obligation of indemnification of the Seller Indemnifying Parties exceed in the aggregate the Cash Consideration.

(d) For purposes of determining the dollar amount of any Claims under Section 7.2(a)(ii) subject to indemnification, each representation and warranty in this Agreement will be read without giving effect to any limitations or qualifications as to “materiality” (including the word “material”), “Material Adverse Effect” or any similar limitations or qualifications.

(e) Notwithstanding anything to the contrary in this Agreement, nothing contained in this Section 7.2 shall in any way limit, impair, modify or otherwise affect the rights of the Buyer Indemnified Parties nor shall there be any limitation of liability of the Seller Indemnifying Persons in connection with any of such rights of the Buyer Indemnified Parties (i) to bring any Claim, demand, suit or cause of action otherwise available to the Buyer Indemnified Parties based upon an allegation or allegations that any of the Seller Indemnifying Parties had an intent to defraud or made a willful or intentional misrepresentation in this Agreement or solely with respect to Section 7.2(a)(ii), in any other agreement entered into in connection herewith or in any certificate or exhibit furnished by any of the Sellers or Stockholder pursuant to this Agreement or (ii) to enforce any judgment of a court of competent jurisdiction which finds or determines that any of the Seller Indemnifying Parties had an intent to defraud or made a willful or intentional misrepresentation in this Agreement or, solely with respect to Section 7.2(a)(ii), in any other agreement entered into in connection herewith or in any certificate or exhibit furnished by any of the Sellers or Stockholder pursuant to this Agreement.

(f) The Parties agree that any payment pursuant to an indemnification obligation under this ARTICLE VII shall be treated for Tax purposes as an adjustment to the Purchase Price.

(g) Any payment pursuant to an indemnification obligation under this ARTICLE VII shall be reduced by the amount of any insurance proceeds received in cash by the Buyer Indemnified Parties in respect of such Claim in such year, net of the present value of any reasonably probable increase in insurance premiums or other changes paid or to be paid by the Buyer Indemnified Parties resulting from such Claim and all costs and expenses incurred by any of the Buyer Indemnified Parties in recovering such proceeds from its insurers.

(h) In no event shall any Seller Indemnifying Party be liable to any Indemnified Party for any punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any damages based on any type of multiple, except to the extent such damages (i) are awarded to third parties arising from a third party claim for which indemnification is required hereunder, (ii) arise from or relate to actual fraud, or (iii) arise from or relate to a breach of Section 5.6 of this Agreement.

(i) Except for (i) equitable remedies and (ii) damages (A) arising from or relating to a breach of Section 5.6 of this Agreement (B) arising from or relating to actual fraud, the Buyer Indemnified Parties’ exclusive remedy against the Sellers and the Stockholders for damages arising in connection with this Agreement shall be pursuant to the indemnification provisions contained in this ARTICLE VII.

7.3 Indemnification Procedures for Third Party Claims

(a) In the case of Claims made by a third party with respect to which indemnification is sought, the Party seeking indemnification (in this Section, the “Indemnified Party”) shall give prompt notice, and in any event within thirty (30) days, to the Seller Indemnifying Party of any such Claims made upon it.  If the Indemnified Party fails to give such notice, such failure shall not preclude the Indemnified Party from obtaining such indemnification but its right to indemnification may be reduced to the extent that such delay prejudiced the defense of the Claim or increased the amount of liability or cost of defense and provided that no Claim for indemnity in respect of the breach of any representation or warranty contained in this Agreement may be made unless notice of such Claim has been given prior to the expiry of the survival period applicable to such representation and warranty pursuant to Section 7.1.  The Seller Indemnifying Party shall have the right to assume the control of the defense, compromise or settlement of the Claim if (i) such Seller Indemnifying Party notifies the Indemnified Party in writing of the same not later than thirty (30) days after receipt of the notice described in Section 7.3(a), (ii) the Seller Indemnifying Party provides reasonable evidence to the Indemnified Party of its financial ability to satisfy its indemnification obligations, and (iii) the Claim does not seek to impose any liability, obligation or restriction upon the Indemnified Party other than for money damages.  Notwithstanding anything to contrary contained herein, the Seller Indemnifying Party must conduct the defense of the Claim (and any available cross-claims, counterclaims or third party claims related thereto) actively and diligently thereafter in order to preserve its rights in this regard.  Notwithstanding anything to contrary contained herein, the Indemnified Party may retain separate co-counsel and participate in the defense of the Claim, but the fees and expenses of such counsel employed by the Indemnified Party shall be at the expense of the Indemnified Party unless, (X) the employment thereof has been specifically authorized by the Seller Indemnifying Party in writing, (Y) there exists a conflict between the interests of the Indemnified Party and the Seller Indemnifying Party or the Indemnified Party reasonably determines that such a conflict of interest could arise, in either case that could reasonably be expected to result in a material prejudice to an Indemnified Party, or (Z) the Seller Indemnifying Party has failed to assume the defense and employ counsel.  So long as the Seller Indemnifying Party has assumed and is actively and diligently conducting the defense of the Claim, (A) the Seller Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably) unless the judgment or proposed settlement involves only the payment of money damages by one or more of the Seller Indemnifying Parties and does not impose an injunction or other equitable relief upon the Indemnified Party and such judgment or proposed settlement includes the giving by the claimant or the plaintiff of a release of the Indemnified Party, reasonably satisfactory to the Indemnified Party, from all Claims and (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Claim without the prior written consent of the Seller Indemnifying Party (not to be withheld unreasonably).

(b) Upon the assumption of control of any Claim by the Seller Indemnifying Party as set out in Section 7.3(a), the Seller Indemnifying Party shall diligently proceed with the defense, compromise or settlement of the Claim at its sole expense, including, if necessary, employment of counsel reasonably satisfactory to the Indemnified Party and, in connection therewith, the Indemnified Party shall cooperate fully, but at the expense of the Seller Indemnifying Party with respect to any out-of-pocket expenses incurred, to make available to the Seller Indemnifying Party all pertinent information and witnesses under the Indemnified Party’s control, make such assignments and take such other steps as in the opinion of counsel for the Indemnifying Party are reasonably necessary to enable the Indemnifying Party to conduct such defense.

(c) The final determination of any Claim pursuant to this Section, including all related costs and expenses, shall be binding and conclusive upon the Parties as to the validity or invalidity, as the case may be of such Claim against the Seller Indemnifying Party.

(d) If the Seller Indemnifying Party does not assume control of a Claim as permitted in Section 7.3(a), the Indemnified Party shall be entitled to make such settlement of the Claim as in its sole discretion may appear advisable, and such settlement or any other final determination of the Claim shall be binding upon the Seller Indemnifying Party; provided,  however, that if the Seller Indemnifying Party provides written notice not later than thirty (30) days after receipt of the notice described in Section 7.3(a)disputing that such Claim, if true, is covered by the indemnity provisions of ARTICLE VII hereof, then the Indemnified Party shall be entitled to take such actions as it deems necessary to defend such Claim, except that the

Indemnified Party may not effect any settlement that could result in any cost, expense or liability to, or admission of guilt or culpability by, any Seller Indemnifying Party without the consent of such Seller Indemnifying Party, which consent shall not be unreasonably withheld and which consent or objection thereto must be provided in a timely manner as the circumstances dictate and in any event within ten (10) Business Days of such request.

(e) If there shall be any conflict between the provisions of this Section 7.3 and the provisions of Section 5.13(c), the provisions of Section 5.13(c) shall control with respect to any Tax Proceeding.

7.4 Knowledge and Investigation.  The right of each Buyer Indemnified Party to indemnification pursuant to this ARTICLE VII will not be affected by any investigation conducted or knowledge acquired (or capable of being acquired) at any time, whether before or after the Closing, with respect to the accuracy of any representation or warranty, or performance of or compliance with any covenant or agreement.

ARTICLE VIII DEFINITIONS AND PRINCIPLES OF INTERPRETATION
8.1 Definitions

Whenever used in this Agreement the following words and terms have the meanings set out below:

“Accounting Principles” shall mean the methodology of calculating Working Capital set forth on Attachment A.

“Accounts Payable” means amounts arising under the Contracts relating to the Business owing to any Person from and after the Closing Date, including those accounts payable reflected on the Financial Statements or the Books and Records (other than liabilities or obligations attributable to any failure by the Sellers to comply with the terms thereof).

“Accounts Receivable” means any and all accounts owned or acquired by the Sellers, including all accounts receivable, notes, bills receivable, trade accounts, notes, book debts and insurance claims and other amounts due or accruing due to the Sellers relating to the Business, whether or not in the ordinary course, and any other amount due or deemed to be due to the Sellers relating to the Business, including any refunds and rebates receivable relating to the Business or the Purchased Assets, and the benefit of all security (including cash deposits), guarantees and other collateral held by the Sellers relating to the Business.

“Affiliate” means, with respect to any specified Person at any time means, (a) each Person directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person at such time, (b) each Person who is at such time an officer, director or manager of, or direct or indirect beneficial holder of at least 20% of any class of the equity interests of, such specified Person, (c) each Person that is managed by a common group of executive officers, directors and/or managers as such specified Person, (d) the members of the immediate family (i) of each officer, director, manager or holder described in clause (b) and (ii) if such specified Person is an individual, of such specified Person and (e) each Person of which such specified Person or an Affiliate (as defined in clauses (a) through (d)) thereof will, directly or indirectly, beneficially own at least 20% of any class of equity interests at such time.

“Agreement” means this Asset Purchase Agreement, including all schedules and exhibits, and all amendments or restatements, as permitted, and references to “Article” or “Section” mean the specified Article or Section of this Agreement.

“Airgas” means Airgas, Inc., a Delaware corporation, successor-in-interest to Air Liquide Healthcare America Corporation, a Florida corporation.

“Assigned Contracts” has the meaning given in this Section 8.1 in the definition of Purchased Assets.

“Assignment and Assumption Agreement” means that document in substantially the form of Exhibit B attached to this Agreement.

“Assumed Liabilities” has the meaning given in Section 1.3.

“Balance Sheet” means a balance sheet dated and current as of the Closing Date.

“Basket” has the meaning given in Section 7.2(b).

“Bill of Sale” means that document in substantially the form of Exhibit A attached to this Agreement.

“Books and Records” means books and records of the Sellers relating to the Business or the Purchased Assets, including financial, corporate, operations and sales books, records, books of account, sales and purchase records, lists of suppliers and customers, formulae, business reports, plans and projections, advertising material, employee manuals, personnel records, inventory records and all other documents, surveys, plans, files, records, assessments, correspondence, and other data and information, financial or otherwise, including all data and information stored on computer-related or other electronic media.

“Business” means the operations conducted by the Sellers, including the providing of regulatory-compliant storage, transport, management, and cold chain logistics of biological materials at any temperature, and as carried on by the Sellers as of the Closing Date.

“Business Day” means any day except a Saturday, Sunday or any day the banks are required or authorized by Law to be closed in Boston, Massachusetts.

“Buyer” has the meaning given in the preamble of this Agreement.

“Buyer Indemnified Parties” has the meaning given in Section 7.2(a).

“Cash Consideration” has the meaning given in Section 2.1.

“Claims” means all claims, demands, complaints, actions, suits, causes of action, assessments or reassessments, charges, judgments, debts, liabilities, costs and expenses (including reasonable professional fees and legal counsel fees), damages, shortages or losses.

“Closing” means the completion of the sale to and purchase by Buyer of the Purchased Assets under this Agreement.

“Closing Certificate” has the meaning given in Section 2.4.

“Closing Date” means the date upon which the Closing shall take place under Section 2.3.

“Closing Payment” has the meaning given in Section 2.2.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the Internal Revenue Code of 1986, as amended.

“Consents” has the meaning given in Section 3.19(b).

“Contracts” means contracts, licenses, commitments, entitlements, engagements or invoices to which the Sellers are a party or by which the Sellers are bound, whether written or oral, and includes quotations, orders or tenders for any contract which remain open for acceptance and warranties or guarantees (express or implied).

“Customer and Supplier Contracts” means the Contracts specifically identified under Section 3.19 of the Seller Disclosure Schedule.

“Dispute Notice” has the meaning given in Section 2.6.

“Employees” means those individuals employed or retained by the Sellers, on a full-time, part-time or temporary basis, relating to the Business, including those employees of the Business on disability leave, parental leave or other absence.

“Employee Plan” means each written or oral employee benefit plan, scheme, program, policy, arrangement and contract, any bonus, deferred compensation, profit sharing, stock bonuses, stock purchase, restricted stock, stock option or other equity-based arrangement, and any employment, termination, retention, bonus, change in control or severance plan, program, policy, arrangement or contract, for the benefit of any current or former Employee, that is maintained or contributed to by the Sellers, or with respect to which the Sellers would reasonable be expected to incur material liability.

“Encumbrances” means pledges, liens (statutory or otherwise), charges, security interests, attachments, conditional sale agreements, rights of first refusal, rights of first offer, terminations, participations or purchases, leases, title retention agreements, mortgages, restrictions, development or similar agreements, easements, rights-of-way, title defects, options or adverse claims or encumbrances of any kind or character whatsoever (including any agreement to give any of the foregoing).

“Environmental, Health and Safety Requirements” shall mean all Laws concerning public health and safety, worker health and safety and pollution or protection of the environment, including those relating to Hazardous Substances.

“ERISA” has the meaning given in Section 3.18(a).

“Escrow Agent” means SunTrust Bank, a Georgia banking corporation.

“Escrow Agreement” means the Escrow Agreement among the Sellers, Buyer and the Escrow Agent, in in substantially the form of Exhibit D attached to this Agreement.

“Escrow Amount” means Two Million Nine Hundred Thousand Dollars ($2,900,000).

“Excluded Assets” means

(a) all refunds (or credits) of any Pre-Closing Taxes;
(b) all rights of the Sellers and the Stockholder under this Agreement;
(c) any equity interests owned by PBMMI in Novare (the “Novare Equity”);
(d) the PBMMI Profit Sharing Plan;
(e) any intercompany Accounts Receivable between PBMMI and Novare;
(f) all rights of Sellers and Stockholder under paragraph 5 of the PBMMI Services Agreement;
(g) all cash and marketable securities of Sellers held in the accounts listed on Schedule 8.1; and
(h) profits interest (whether embodied in a plan, agreement, or otherwise) in either of the Sellers.

“Excluded Liabilities” has the meaning given in Section 1.4.

“Financial Statements” means, collectively,

(a) the unaudited financial statements of each of the Sellers for the fiscal year ended December 31, 2016, consisting of a balance sheet as of December 31, 2016, and the related statement of income for the fiscal year ended December 31, 2016, true, correct, and complete copies of which have been provided by the Sellers and the Stockholder to the Buyer prior to Closing; and

(b) the unaudited financial statements of each of the Sellers consisting of a balance sheet as of March 31, 2017 and a statement of income for the period commencing

January 1, 2017 and ending March 31, 2017, true, correct, and complete copies of which have been provided by the Sellers and the Stockholder to the Buyer prior to Closing.

“Fixed Assets” means those assets listed and described on Section 3.10 of the Seller Disclosure Schedules.

“Fundamental Claims” means Claims of Buyer against Sellers or the Stockholder for fraud, active concealment, or willful misconduct on the part of the Sellers, their respective board of directors, managers (or similar governing body) or their officers or managers, or on the part of the Stockholder made in connection with this Agreement and the transactions contemplated hereby.

“GAAP” means United States generally accepted accounting principles.

“Goodwill” means the goodwill of the Sellers relating to the Business and relating to the Purchased Assets, and information and documents relevant thereto, including lists of customer and suppliers, research and development materials, and the exclusive right of Buyer to represent itself as carrying on the Business in succession to the Sellers and the right to use any words indicating that the Business is so carried on, including the exclusive right to use the names of the Sellers and any variations of such names, as part of the name or style under which the Business or any part thereof is carried on by Buyer.

“Governmental Authority” means any government, regulatory authority, governmental department, agency, commission, bureau, court, board, tribunal, dispute settlement panel or body or other Law, rule or regulation-making entity:

(a) having or purporting to have jurisdiction on behalf of any nation, state or other geographic or political subdivision thereof; or
(b) exercising, or entitled or purporting to exercise any administrative, executive, judicial, legislative, policy, regulatory or taxing authority or power.

“Governmental Authorizations” means authorizations, approvals, including any environmental approvals, Orders, certificates, consents, directives, notices, licenses, Permits, variances, registrations or similar rights issued to or required by the Sellers relating to the Business or any of the Purchased Assets by or from any Governmental Authority.

“Hazardous Substance” means any toxic or hazardous substance, material or waste or any pollutant or contaminant or infectious or radioactive material, including, but not limited to, those substances, materials and wastes regulated by a Governmental Authority.

“Indebtedness” means, with respect to any Person, (a) all indebtedness of such Person, whether or not contingent, for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services other than trade payables and employee reimbursement incurred in the ordinary course of business consistent with past practice, earnouts, contingency payments, installment payments, seller notes, promissory notes, or similar liabilities, in each case, related to past acquisitions by Sellers and, for the avoidance of doubt, in each case, whether or not contingent, (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the Sellers or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (f) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities, (g) all obligations of such Person to purchase, redeem, retire, decease or otherwise acquire for value any capital stock of such Person or any warrants, rights or options to acquire such capital stock, valued, in the case of redeemable preferred stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (h) all obligations in respect of profit sharing, and (i) all Indebtedness of others referred to in clauses (a) through (h) above guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (1) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness, (2) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss, (3) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (4) otherwise to assure a creditor against loss and all Indebtedness referred to in clauses (a) through (h) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance on property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.  For the avoidance of doubt, the term “Indebtedness” shall not include any Taxes.

“Indemnified Party” has the meaning given in Section 7.3(a).

“Intellectual Property” means and includes all past, present, and future rights of the following types, which may exist or be created under the Laws of any jurisdiction in the world:  (a) all inventions (whether patentable or un-patentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications and patent disclosures, together with all re-issuances, continuations, continuations-in-part, revisions, extensions and re-examinations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, corporate names, and domain names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (c) all works of authorship and other copyrightable works, including all software, databases, and similar products, all copyrights and all applications, registrations and renewals in connection therewith, (d) all mask works and all applications, registrations and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulae, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals), and (f) all copies and tangible embodiments thereof (in whatever form or medium).

“IP Assignment Agreement” means that document in substantially the form of Exhibit C attached to this Agreement.

“IRS” has the meaning set forth in Section 2.8.

“Law” and “Laws” means applicable laws (including common law), statutes, by-laws, rules, regulations, Orders, ordinances, protocols, codes, guidelines, treaties, policies, notices, directions, decrees, judgements, awards or requirements, in each case of any Governmental Authority.

“Lease” means the lease, sublease, license, or sublicense (including all amendments, consents for alterations and documents recording variations and evidence of commencement dates and expiration dates) relating to Leased Property.

“Leased Property” means, collectively, any and all real property leased, subleased, licensed, or sublicensed by a Seller as of the Closing, except for property leased pursuant to the Novare Reorganization.

“Material Adverse Effect” means any circumstance, change in, or effect on, the Business or the Sellers that, individually or in the aggregate with any other circumstances, changes in, or effects on, the Sellers or the Business (a) is, or would be reasonably expected to be, materially adverse to the business, operations, condition (financial or otherwise), results of operations, assets, properties, liabilities (including contingent liabilities), employee relationships, customer or supplier relationships of the Business, (b) would be reasonably expected to materially adversely affect the ability of Buyer to operate or conduct the Business in the manner in which it is currently operated or conducted, or contemplated to be conducted by the Sellers or (c) would be reasonably expected to be materially adversely affect the ability of Sellers or the Stockholder to consummate the transactions contemplated hereby.

“Material Contract” means any Contract to which the Sellers are a party of by which it or any of its properties or assets may be bound which is material to the Business, any of the Purchased Assets or any of the Assumed Liabilities, including, the following Contracts:

(a) (i) each Contract with any of the suppliers listed in Section 3.27 of the Seller Disclosure Schedule and (ii) except for Contracts which can be cancelled by either of the Sellers without penalty or further payment and without more than thirty (30) days’ notice, each Contract, invoice, or purchase order for the purchase of spare parts, other materials or personal property with any supplier or for the furnishing of services to the Sellers or otherwise related to the Business (A) not entered into in the ordinary course of business or (B) under the terms of which the Sellers:  (1) are likely to pay or otherwise give consideration of more than $50,000 in the aggregate during the calendar year ended December 31, 2017 or  (2) are likely to pay or otherwise give consideration of more than $100,000 in the aggregate over the remaining term of such Contract;

(b) (i) each Contract with any of the customers listed in Section 3.24 of the Seller Disclosure Schedule and (ii) except for Contracts which can be cancelled by either of the Sellers without penalty or further payment and without more than thirty (30) days’ notice, each Contract, invoice, or sales order for the sale of personal property or for the furnishing of services by the Sellers (A) not entered into in the ordinary course of business or (B) which:  (1) is likely to involve consideration of more than $100,000 in the aggregate during the calendar year ended

December 31, 2017 or (2) is likely to involve consideration of more than $200,000 in the aggregate over the remaining term of such Contract.

(c) all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts to which the Sellers are a party;

(d) all management and employment Contracts and Contracts with independent contractors or consultants (or similar arrangements), or any other Contract with any director, manager, officer or employee of the Sellers, to which the Sellers are a party;

(e) all Contracts relating to Indebtedness of the Sellers, including any Contracts relating to the guarantee, support, indemnification, assumption, endorsement of, or any other similar commitment with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or Indebtedness of any other Person;

(f) all Contracts with any Governmental Authority to which the Sellers are a party;
(g) all Contracts that would be binding upon either Buyer or any aspect of the business of either Buyer after the Closing in any way beyond the Business, as operated by Buyer;

(h) all Contracts that limit the ability of the Sellers to compete in any line of business or with any Person or in any geographic area or during any period of time, and all Contracts involving confidentiality, secrecy or non-disclosure (whether the Sellers are an obligor or beneficiary thereunder);

(i) all Contracts for capital expenditures which are, in each instance, in excess of $50,000 during the calendar year ended December 31, 2017;

(j) all Contracts pursuant to which the Sellers are a lessor of any machinery, equipment, motor vehicle, office equipment, furniture or fixtures, other personal property, other than intercompany agreements between Sellers;

(k) all Contracts of the Sellers which relate, in whole or in part to any Intellectual Property;
(l) all Contracts of the Sellers which expire, or may expire if the same are renewed or extended at the option of any Person other than the Sellers, six months after the date hereof or later;
(m) all Contracts of the Sellers which relate to partnership, joint venture or other similar arrangement;
(n) all Contracts for providing benefits under any Employee Plan; and
(o) all other Contracts, whether or not made in the ordinary course of the Business, which are or may become material to the Sellers or the conduct of the Business, any of the Purchased Assets or any of the Assumed Liabilities, or the absence of which would have a Material Adverse Effect.

“Notice” has the meaning given in Section 9.3.

“Novare” has the meaning given in the preamble of this Agreement.

“Novare Equity” has the meaning given in Section 8.1 in the definition of Excluded Assets.

“Novare Reorganization” has the meaning set forth in Section 5.15.

“Order” shall mean any judgment, order, writ, injunction, ruling, stipulation, determination, award or decree of or by, or any settlement under the jurisdiction of, any court or Governmental Authority.

“Parties” means Buyer, Sellers and Stockholder, collectively, and “Party” means any one of them.

“PBMMI” has the meaning given in the preamble of this Agreement.

“PBMMI Services Agreement” means that certain PBMMI Services Agreement, dated May 1, 2009, between Airgas and PBMMI.

“Permits” means any licenses, permits, pending applications, consents, certificates, registrations, approvals and authorizations, including those required by Law and by Governmental Authorities.

“Permitted Encumbrances” means the Encumbrances listed in Section 3.10 of the Seller Disclosure Schedule.

“Person” means any individual, sole proprietorship, partnership, firm, entity, partnership, joint stock, joint venture, unincorporated association, unincorporated syndicate, unincorporated organization, trust, body corporate, Governmental Authority, and where the context requires any of the foregoing when they are acting as trustee, executor, administrator or other legal representative.

“Pre-Closing Taxes” means any Taxes for which the Sellers are liable under Section 5.13.

“Prepaid Expenses” means all amounts prepaid relating to the Business or the Purchased Assets including Taxes, rents, telephone, insurance and all deposits with any public utility or any Governmental Authority, but excluding income or other similar Taxes of the Sellers.

“Purchased Assets” means all of the Sellers’ right, title and interest in, to and under, or relating to, the assets and property owned, used or held by Sellers (other than the Excluded Assets), including all those owned, used, useable in or held in connection with, or relating to the operation of, the Business and including all of the following properties, assets and rights:

(a) the Accounts Receivable;
(b) the Books and Records of the Business;

(c) all rights under Contracts and relationships, including the goodwill related thereto, of or relating to the Business, together with all of the Sellers’ claims or rights of action now existing or hereafter arising thereunder (the “Assigned Contracts”);

(d) the Transferred Employee Contracts;
(e) the Fixed Assets;

(f) all Intellectual Property owned by the Sellers or used in carrying on the Business, including the names “Pacific Bio-Material Management,” “PBMMI,” “Novare” and all derivatives thereof (collectively, the “Seller Intellectual Property”);

(g) Prepaid Expenses;
(h) the Goodwill;
(i) the Governmental Authorizations;
(j) all rights of the Sellers under the lease of the Leased Property, together with all leasehold improvements relating thereto;
(k) all cash and securities owned legally or beneficially by the Sellers (except for the Novare Equity and assets held in the accounts listed on Schedule 8.1);
(l) all rights of each Seller and/or the Stockholder, but not the obligations or liabilities of any Seller and/or the Stockholder, relating to or arising from the Novare Reorganization; and

(m) all other rights, properties and assets of the Sellers owned, used in or held by the Sellers for use in or relating to the operation of the Business, of whatsoever nature or kind and wherever situated and whether or not specifically referred to in this Agreement, other than the Excluded Assets.

“Purchase Price” has the meaning given in Section 2.1.

“Related Agreement” has the meaning given in Section 1.5(a).

“Restricted Period” has the meaning given in Section 5.6.

“Sales Taxes” has the meaning given in Section 5.13(a).

“SEC” means the United States Securities and Exchange Commission.

“Seller” has the meaning given in the preamble of this Agreement.

“Seller Disclosure Schedule” means the disclosure schedule delivered by Sellers to Buyer prior to the execution and delivery of this Agreement (which Seller Disclosure Schedule shall be arranged in Sections corresponding to the Sections of ARTICLE III).

“Seller Indemnifying Parties” has the meaning given in Section 7.2(a).

“Seller Intellectual Property” has the meaning given in this Section 8.1 in the definition of Purchased Assets.

“Seller Products” has the meaning given in Section 3.22(e).

“Seller Transaction Expenses” has the meaning given in Section 9.2.

“Sellers’ Governing Documents” means the Articles of Organization dated June 1, 2006 and Amended and Restated Operating Agreement dated February 15, 2017 of Novare, and Articles of incorporation dated February 28, 2001 and bylaws of PBMMI, as amended by resolutions dated as of February 24, 2006 and November 1, 2006.

“Special Reps” means the representations and warranties of the Sellers and Stockholder contained in Sections 3.1(a), 3.3, 3.10(a), 3.21 and 3.34.

“Stockholder” has the meaning given in the preamble of this Agreement.

“Straddle Period” means any taxable year or other period beginning before and ending after the Closing.

“Sublease” has the meaning given in Section 5.17.

“Subsidiary” means, with respect to any specified person, any other Person of which such specified Person will, at the time, directly or indirectly through one or more Subsidiaries, (a) own at least 50% of the outstanding capital stock (or other shares of beneficial interest) entitled to vote generally, (b) hold at least 50% of the partnership, limited liability company, joint venture or similar interests or (c) be a general partner, managing member or joint venturer.

“Tax Proceeding” has the meaning given in Section 5.13(c).

“Tax Returns” means all returns, reports, declarations, elections, notices, filings, forms, statements and other documents (whether in tangible, electronic or other form) and including any amendments, schedules, attachments, supplements, appendices and exhibits thereto, made, prepared, filed or required to be made, prepared or filed by Law in respect of Taxes.

“Taxes” means any taxes, duties, fees, premiums, assessments, imposts, levies and other charges of any kind whatsoever imposed by any Governmental Authority, including all interest, penalties, fines, additions to tax or other additional amounts imposed by any Governmental Authority in respect thereof, and including those levied on, or measured by, or referred to as, income, gross receipts, profits, capital, transfer, land transfer, sales, goods and services, harmonized sales, use, value-added, excise, stamp, withholding, business, franchising, property, development, occupancy, employer health, payroll, employment, health, social services, education and social security taxes, all surtaxes, all customs duties and import and export taxes, countervail and anti-dumping, all license, franchise and registration fees and all employment insurance, health insurance and government pension plan premiums or contributions.

“Transferred Employees” has the meaning given in Section 5.11(a).

“Treasury Regulations” means the income tax regulations promulgated by the U.S. Department of Treasury pursuant to the Code, including any temporary regulations, and any successor regulations.

“Working Capital” means the difference between (i) the sum of cash and marketable securities (except for cash and marketable securities held in the accounts listed on Schedule 8.1), accounts receivable, deposits, undeposited funds (so long as such undeposited funds are not included in accounts receivable and/or cash) and advance purchases of freezers not yet in use; and (ii) accounts payable, in each case of the Sellers, determined in accordance with the Accounting Principles; provided, however, that Excluded Assets and Excluded Liabilities shall not be included in such calculations.

“Working Capital Referee” has the meaning given in Section 2.6.

“Working Capital Statement” has the meaning given in Section 2.5.

“Working Capital Target” means One Million Two Hundred Thousand Dollars $1,200,000.

8.1 Certain Rules of Interpretation. In this Agreement:

(a) Consent.  Whenever a provision of this Agreement requires an approval or consent and such approval or consent is not delivered within the applicable time limit, then, unless otherwise specified, the Party whose consent or approval is required shall be conclusively deemed to have withheld its approval or consent.

(b) Currency. All references to money amounts are to United States dollars.
(c) Headings. Headings of Articles and Sections are inserted for convenience of reference only and shall not affect the construction or interpretation of this Agreement.
(d) Including. Where the word “including” or “includes” is used in this Agreement, it means “including (or includes) without limitation”.

(e) No Strict Construction.  The language used in this Agreement is the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

(f) Number and Gender. Unless the context otherwise requires, words importing the singular include the plural and vice versa and words importing gender include all genders.

(g) Severability.  If, in any jurisdiction, any provision of this Agreement or its application to any Party or circumstance is restricted, prohibited or unenforceable, such provision shall, as to such jurisdiction, be ineffective only to the extent of such restriction, prohibition or unenforceability without invalidating the remaining provisions of this Agreement and without affecting the validity or enforceability of such provision in any other jurisdiction or without affecting its application to other Parties or circumstances.  Upon such determination that any provision or its application or circumstances restricted, prohibited or unenforceable, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

(h) Statutory references.  A reference to a statute includes all regulations made pursuant to such statute and, unless otherwise specified, the provisions of any statute or regulation which amends, supplements or supersedes any such statute or any such regulation.

(i) Time. Time is of the essence in the performance of the Parties’ respective obligations.

(j) Time Periods.  Unless otherwise specified, time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends and by extending the period to the next Business Day following if the last day of the period is not a Business Day.

8.2 Knowledge.  Any reference to knowledge of the Sellers shall mean the actual knowledge of Michael Lebbin after due inquiry of those individuals set forth on Schedule 8.3.  Any reference to knowledge of the Stockholder shall mean the actual knowledge of Michael Lebbin.

8.3 Entire Agreement.  This Agreement and the agreements and other documents required to be delivered pursuant to this Agreement and the Mutual Non-Disclosure Agreement described in Section 5.9(a), constitute the entire agreement between the Parties and set out all the covenants, promises, warranties, representations, conditions, understandings and agreements between the Parties relating to the subject matter of this Agreement and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written.  There are no covenants, promises, warranties, representations, conditions, understandings or other agreements, oral or written, express, implied or collateral between the Parties in connection with the subject matter of this Agreement except as specifically set forth in this Agreement and any document required to be delivered pursuant to this Agreement.

8.4 Schedules. The schedules and exhibits to this Agreement are an integral part of this Agreement and are hereby incorporated into this Agreement by reference.
ARTICLE IX GENERAL
9.1 Public Notices. The Parties shall jointly plan and co-ordinate any public notices, press releases, and any other publicity concerning the transactions contemplated by this

Agreement and no Party shall act in this regard without the prior approval of the other, such approval not to be unreasonably withheld, unless such disclosure is required to meet timely disclosure obligations of any Party under Laws or applicable stock exchange rules in circumstances where prior consultation with the other Party is not practicable and a copy of such disclosure is provided to the other.

9.2 Expenses.  Except as otherwise provided in this Agreement, each Party shall pay all costs and expenses (including the fees and disbursements of legal counsel, investment bankers, accountants, and other advisers) it incurs in connection with the negotiation, preparation and execution of this Agreement and the transactions contemplated by this Agreement.  The aforementioned costs and expenses of Sellers and Stockholder incurred in connection with the negotiation and the consummation of the transactions contemplated by this Agreement, including the costs and fees of Anser Capital Management, LLC, shall be referred to as “Seller Transaction Expenses.”

9.3 Notices.  Any notice, consent or approval required or permitted to be given in connection with this Agreement (in this Section referred to as a “Notice”) shall be in writing and shall be sufficiently given if delivered (whether in person, by express courier service, electronic (with confirmation of delivery or receipt), or PDF, registered or certified mail, or other personal method of delivery):

in the case of a Notice to a Seller or the Stockholder at:

1018 11th Street
Manhattan Beach, CA 90266

Attention:  Michael Lebbin

With a copy (which will not constitute Notice) to:

Allen Matkins Leck Gamble Mallory & Natsis, LLP
865 S Figueroa Street, Suite 2800
Los Angeles, CA 90017
Attention:  Matthew J. Ertman, Esq.

in the case of a Notice to Buyer at:

Brooks Automation, Inc.
15 Elizabeth Drive
Chelmsford, MA 01824
Attention:  Jason Joseph, Esq.

With a copy (which will not constitute Notice) to:

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
One Financial Center
Boston, Massachusetts 02111
Attention:  Michael L. Fantozzi, Esq.

Any Notice delivered or transmitted to a Party as provided above shall be deemed to have been given and received on the day it is delivered or transmitted, provided,  however, that it is delivered or transmitted on a Business Day prior to 5:00 p.m. local time in the place of delivery or receipt.  However, if the Notice is delivered or transmitted after 5:00 p.m. local time or if such day is not a Business Day then the Notice shall be deemed to have been given and received on the next Business Day.  Any Party may, from time to time, change its address by giving Notice to the other Parties in accordance with the provisions of this Section.

9.4 Assignment.  None of the Parties may assign this Agreement or any rights or obligations under this Agreement without the prior written consent of each of the other Parties, which shall not be unreasonably withheld, conditioned or delayed, except that Buyer may assign all or part of its rights and obligations under this Agreement to one or more direct or indirect Subsidiaries or Affiliates (in which event, representations and warranties relating to Buyer shall be appropriately modified).

9.5 Inurement.  This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors (including any successor by reason of amalgamation of any Party), heirs, personal representatives, legal representatives and permitted assigns.

9.6 Amendment.  No amendment, supplement, modification or waiver or termination of this Agreement and, unless otherwise specified, no consent or approval by any Party, shall be binding unless executed in writing by the Party to be bound thereby.  No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar.  Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.  No failure or delay by a Party hereto in exercising any right, power or remedy under this Agreement, and no course of dealing between the Parties hereto, shall operate as a waiver of any such right, power or remedy of the party.  No single or partial exercise of any right, power or remedy under this Agreement by a Party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such Party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder.  The election of any remedy by a Party hereto shall not constitute a waiver of the right of such Party to pursue other available remedies.  No notice to or demand on a Party not expressly required under this Agreement shall entitle the Party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Party giving such notice or demand to any other or further action in any circumstances without such notice or demand.

9.7 Further Assurances.  The Parties shall, with reasonable diligence, do all such things and provide all such reasonable assurances as may be required to consummate the transactions contemplated by this Agreement, and each Party shall provide such further documents or instruments required by any other Party as may be reasonably necessary or desirable to effect the purpose of this Agreement and carry out its provisions, whether before or after the Closing.  At any time and from time to time after the Closing, at the request of Buyer and without further consideration, the Sellers and Stockholder shall execute and deliver such other instruments of sale, transfer, conveyance, assignment and confirmation as may be reasonably requested in order to more effectively transfer, convey and assign to Buyer, and to confirm Buyer’s title to, the Purchased Assets, and each of the Parties shall execute such other documents and take such further action as may be reasonably required or desirable to carry out the provisions of this Agreement and the transactions contemplated hereby.  Neither Sellers, any Stockholder nor any of their respective Affiliates shall take any action that is designed or intended to have the effect of discouraging any licensor, supplier, distributor, customer or any other Person from establishing and maintaining a relationship with Buyer or any of its Affiliates after the Closing.  The Sellers, the Stockholder and any of their respective Affiliates shall refer all customer inquiries relating to the Business to Buyer from and after the Closing.

9.8 Execution and Delivery.  This Agreement may be executed by the Parties in counterparts and may be executed and delivered by in counterparts and all such counterparts shall together constitute one and the same agreement.

9.9 No Third Party Beneficiary.  Except as provided in ARTICLE VII, nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any Person other than the Parties hereto and their respective heirs, personal representatives, legal representatives, successors, Affiliates (in the case of Buyer) and permitted assigns, any rights or remedies under or by reason of this Agreement.

9.10 Governing Law; Jurisdiction; Etc.

(a) Governing Law.  This Agreement, the rights of the parties under this Agreement, and all Claims arising in whole or in part under or in connection with this Agreement shall be governed by and construed in accordance with the domestic substantive laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

(b) SUBMISSION TO JURISDICTION.  SUBJECT TO SECTION 2.6, EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF DELAWARE SITTING IN NEW CASTLE COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE DISTRICT OF DELAWARE AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH DELAWARE STATE COURT OR, TO THE FULLEST EXTENT AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

(c) WAIVER OF VENUE.  EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY COURT REFERRED

TO IN PARAGRAPH (B) OF THIS SUBSECTION.  EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF ANY INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY THERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

9.11 Specific Performance.  Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached or violated.  Accordingly, each of the Parties hereto agrees that, without posting bond or other undertaking, the other Parties hereto shall be entitled to an injunction or injunctions to prevent breaches or violations of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court specified in Section 9.10 in addition to any other remedy to which it or he may be entitled, at law or in equity.  Each Party further agrees that, in the event of any action for an injunction or specific performance in respect of any such threatened or actual breach or violation, it or he shall not assert that a remedy at law would be adequate.

[Remainder of Page Intentionally Left Blank; Signatures on Following Page]

ASSET PURCHASE AGREEMENT

IN WITNESS WHEREOF, this Asset Purchase Agreement has been duly executed and delivered as an instrument under seal by each of the undersigned as of the date first written above.

BUYER:
BROOKS AUTOMATION, INC.

By: /s/ Stephen S. Schwartz
Stephen S. Schwartz, President and CEO

SELLERS:
PACIFIC BIO-MATERIAL MANAGEMENT, INC.

By: /s/ Michael Lebbin
Michael Lebbin, President
NOVARE, LLC

By: /s/ Michael Lebbin
Michael Lebbin, Manager

STOCKHOLDER:
By: /s/ Michael Lebbin
Michael Lebbin, individually as Stockholder